Exhibit 10.1

Execution Copy

SECOND AMENDED AND RESTATED

LOAN AGREEMENT

AMONG

ASCENT OIL AND GAS INC.,

SOUTH LOUISIANA PROPERTY HOLDINGS, INC.,

ASCENT ENERGY HOLDINGS, INC.,

ASCENT ENERGY LOUISIANA, LLC,

ASCENT GP, LLC,

ASCENT LP, LLC,

ASCENT OPERATING, L.P.,

PONTOTOC ACQUISITION CORP.,

PONTOTOC PRODUCTION COMPANY, INC.,

OKLAHOMA BASIC ECONOMY CORPORATION,

PONTOTOC HOLDINGS, INC.,

PONTOTOC GATHERING, L.L.C.,

DYNE EXPLORATION COMPANY, and

ASCENT RESOURCES WV, INC.,

as Borrowers

FORTIS CAPITAL CORP., as Agent

FORTIS ENERGY LLC, as Qualified Hedging Counterparty

and

the Lenders signatory hereto

As of December 19, 2005

$105,000,000.00

i

8.	Collateral Security.	34

	(a) Effective Date	34
	(b) Subsequently Acquired Oil and Gas Properties	34
	(c) Form of Security Documents	34
	(d) Title Work	34
	(e) Intentionally Omitted.	35
	(f) Release of Oil and Gas Real Properties	35
	(g) Security for Hedging Contracts	35

9.	Borrowing Base.	36

	(a) Initial Borrowing Base	36
	(b) Regularly Scheduled Redeterminations of the Borrowing Base	36
	(c) Unscheduled Redeterminations	36
	(d) Procedure for Redetermining the Borrowing Base	36
	(e) Failure to Furnish Information	37
	(f) Calculation of the Borrowing Base	37
	(g) Reduction of Borrowing Base Following Sale	37

10.	Fees.	38

	(a) Commitment Fee.	38
	(b) Disbursement Fee	38
	(c) Agency and Other Fees	38

11.	Representations and Warranties	38

	(a) No Default	38
	(b) Organization and Good Standing	38
	(c) Authorization	39
	(d) No Conflicts or Consents	39
	(e) Enforceable Obligations	39
	(f) Financial Statements	39
	(g) Other Obligations and Restrictions	40
	(h) Full Disclosure	40
	(i) Litigation	40
	(j) Labor Disputes and Acts of God	40
	(k) ERISA Plans and Liabilities	41
	(l) Names and Places of Business	41
	(m) Subsidiaries	41
	(n) Government Regulation	41
	(o) Insider	41
	(p) Solvency	42
	(q) Real Property Other Than Oil and Gas Real Properties.	42
	(r) Oil and Gas Real Properties	42
	(s) Title to Oil and Gas Real Properties	42
	(t) Oil and Gas Real Properties of Restricted Persons	43
	(u) Refund	43
	(v) Payout Balances; Gas Balancing	43

	(w) Operations	44
	(x) Plugging Status	44
	(y) Reserve Reports.	44
	(z) Financial and Commodity Hedging	45
	(aa) Environmental Matters	45
	(bb) Marketing	47
	(cc) Net Revenue/Working Interest	47
	(dd) Compliance with the Law	48
	(ee) Bonds and Insurance.	48
	(ff) Leases	48

12.	Conditions to Effectiveness of Agreement	49

	(a) Receipt of Documents	49
	(b) Legal Opinion	50
	(c) Financial Statements	50
	(d) Payment of Expenses	50
	(e) Note Issuance	50
	(f) Representations and Warranties	50
	(g) No Default	50
	(h) No Material Adverse Effect	50
	(i) Additional Matters	50

13.	Conditions to Each Advance	50

	(a) No Event of Default	50
	(b) Representations and Warranties	51
	(c) Notice of Advance	51
	(d) Borrowing Base	51
	(e) No Material Adverse Effect	51

14.	Affirmative Covenants	51

	(a) Financial Statements and Reports	51
	(b) Certificates of Compliance	52
	(c) Accountant’s Certificate	52
	(d) Taxes and Other Liens	52
	(e) Compliance with Laws	53
	(f) Further Assurances	53
	(g) Bonds and Insurance	53
	(h) Right of Inspection	53
	(i) Notice of Certain Events	53
	(j) Disclosure Reports	54
	(k) Environmental Matters	54
	(l) Compliance and Maintenance	54
	(m) Compliance with Leases and Other Instruments	54
	(n) Certain Additional Assurances Regarding Maintenance and Operations of Properties	55
	(o) Sale of Oil and Gas Properties	55

	(p) Guaranties of the Borrowers’ Restricted Subsidiaries	55
	(q) Production Proceeds	55
	(r) Hedging Contracts.	56
	(s) Title	57

15.	Negative Covenants	57

	(a) Liens	57
	(b) Change of Control or Ownership	57
	(c) Indebtedness	57
	(d) Investments	58
	(e) Distributions	59
	(f) Current Ratio	59
	(g) Total Debt to EBITDA	59
	(h) Ratio of EBITDA to Cash Interest Expense	59
	(i) Method of Calculation	59
	(j) Minimum Tangible Net Worth	59
	(k) Amendments to Basic Documents	59
	(l) Nature of Business	60
	(m) Transactions with Affiliates	60
	(n) Loans and Advances	60
	(o) New Subsidiaries	60
	(p) Limitation on Mergers, Reincorporation	60
	(q) Permitted Redemptions of Capital Stock	61
	(r) Sale of Oil and Gas Properties	61

16.	Events of Default and Remedies.	61

	(a) Events of Default	61
	(b) Remedies	64

17.	The Agent.	64

	(a) Appointment and Authority	64
	(b) Exculpation, the Agent’s Reliance, Etc.	65
	(c) Credit Decisions	66
	(d) Indemnification	66
	(e) Non-Reliance on the Agent and Other Lenders	66
	(f) Rights as Lender	67
	(g) Sharing of Set-Offs and Other Payments	67
	(h) Properties	68
	(i) Benefit of Section 17	68
	(j) Resignation	68

18.	Miscellaneous Provisions.	69

	(a) Exercise of Rights	69
	(b) Notices	69
	(c) Expenses and Indemnity.	70
	(d) Waivers and Amendments	71

(e) Acknowledgments and Admissions	72
(f) Joint and Several Liability; Parties in Interest; Assignments.	73
(g) Governing Law	75
(h) Invalid Provisions	76
(i) Maximum Rate of Interest	76
(j) Confidentiality	76
(k) Intentionally Omitted.	77
(l) Multiple Counterparts	77
(m) Conflict	77
(n) Survival	77
(o) Parties Bound	77
(p) Other Agreements.	77
(q) Waiver of Jury Trial	77
(r) Amendment and Restatement	78
(s) Release	78
(t) USA Patriot Act Notice	78

Annexes

A.	Lenders’ Percentage Shares
B.	Organization Chart
C.	Lending Offices

Schedules

1.	Initial AEI Shareholders of Record
2.	Disclosure Schedule
3.	Security Schedule
4.	Oil and Gas Real Properties
5.	Ascent Subsidiaries

Exhibits

A	Promissory Note
B	Notice of Advance
C	Continuation/Conversion Notice
D	Assignment and Acceptance
E	Joinder Agreement

v

SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”) dated as of December 19, 2005, by and among ASCENT OIL AND GAS INC., a Delaware corporation (“Ascent Oil and Gas”), SOUTH LOUISIANA PROPERTY HOLDINGS, INC., a Louisiana corporation (“SLPH”), ASCENT ENERGY HOLDINGS, INC., a Delaware corporation (“Ascent Energy Holdings”), ASCENT ENERGY LOUISIANA, LLC, a Delaware limited liability company (“Ascent Louisiana”), ASCENT GP, LLC, a Delaware limited liability company (“Ascent GP”), ASCENT LP, LLC, a Delaware limited liability company (“Ascent LP”), ASCENT OPERATING, L.P., a Delaware limited partnership (“Ascent Operating”), PONTOTOC ACQUISITION CORP., a Nevada corporation (“Pontotoc Acquisition”), PONTOTOC PRODUCTION COMPANY, INC., a Texas corporation (“Pontotoc Texas”), OKLAHOMA BASIC ECONOMY CORPORATION, an Oklahoma corporation (“OBEC”), PONTOTOC HOLDINGS, INC., an Oklahoma corporation (“Pontotoc Holdings”), PONTOTOC GATHERING, L.L.C., an Oklahoma limited liability company (“Pontotoc Gathering”), DYNE EXPLORATION COMPANY, an Oklahoma corporation (“Dyne”), ASCENT RESOURCES WV, INC., a Delaware corporation (“Resources”), Resources, together with Ascent Oil & Gas, SLPH, Ascent Energy Holdings, Ascent Louisiana, Ascent GP, Ascent LP, Ascent Operating, Pontotoc Acquisition, Pontotoc Texas, OBEC, Pontotoc Holdings, Pontotoc Gathering and Dyne, the “Borrowers,” and each a “Borrower”), FORTIS CAPITAL CORP., a Connecticut corporation, individually (“Fortis”) and as agent (the “Agent”), HIBERNIA NATIONAL BANK, a national banking association (“Hibernia”), THE ROYAL BANK OF SCOTLAND plc, a company organized under the laws of Scotland (“RBS”), STERLING BANK, a bank organized under the laws of Texas (“Sterling”), COMPASS BANK, a bank organized under the laws of Alabama (“Compass”), the other lenders which may become a party hereto (each, a “Lender” and, collectively, the “Lenders”), and FORTIS ENERGY LLC, a Delaware limited liability company (“Fortis Energy”).

WHEREAS, the Borrowers, Agent and certain lenders entered into an Amended and Restated Credit Agreement dated as of July 27, 2004 (as amended, the “Existing Loan Agreement”); and

WHEREAS, the Borrowers, the Agent and the Lenders desire to amend and restate the Existing Credit Agreement for the purpose of providing financing for the Borrowers’ oil and gas operations;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby formally covenant, agree and bind themselves as follows:

1. Definitions. When used herein the terms “AEI,” “Agent,” “Agreement,” “Ascent Energy Holdings,” “Ascent GP,” “Ascent Louisiana,” “Ascent LP,” “Ascent Oil and Gas,” “Ascent Operating,” “Borrower,” “Borrowers,” “Compass,” “Dyne,” “Existing Credit Agreement,” “Fortis,” “Fortis Energy,” “Hibernia,” “Lender,” “Lenders,” “OBEC,” “Pontotoc Acquisition,” “Pontotoc Gathering,” “Pontotoc Holdings,” “Pontotoc Texas,” “RBS,” “Resources,” “SLPH,” and “Sterling” shall have the meanings indicated above. When used herein the following terms shall have the following meanings:

“Acquisition Commitment” means the maximum aggregate amount which the Lenders will make available to the Borrowers in the form of Advances under the Acquisition Loan, subject to the limitations and restrictions contained herein. Unless reduced pursuant to Section 3, the Acquisition Commitment shall be $5,000,000.

“Acquisition Loan” means all Advances made under the Acquisition Commitment pursuant to Section 2(b) hereof.

“Adjusted LIBOR Rate” means a rate per annum which is the LIBOR Offered Rate (determined and fixed for the duration of any Interest Period) as adjusted by the Lenders for the Eurodollar Reserve Requirement. The determination of the Adjusted LIBOR Rate shall be made by the Agent in its discretion and shall be binding and conclusive in the absence of manifest error.

“Advance” means a borrowing of new Loans of a single Type pursuant to Section 2(a) or Section 2(b).

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract, in an advisory capacity or otherwise.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of Base Rate Loans and such Lender’s Eurodollar Lending Office in the case of Eurodollar Loans.

“Bank Deck Price” means, for any period, the prices for crude oil and natural gas, as applicable, utilized by the Agent in the calculation of the loan collateral value for such crude oil and natural gas in connection with the determination of the Borrowing Base for such period pursuant to Section 9 hereof, as determined by the Agent (which determination shall be binding and conclusive in the absence of manifest error).

“Base Rate” means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.50%) and (b) the Prime Rate for such day, plus the Base Rate Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loan” means a Loan which bears interest at the Base Rate.

“Base Rate Margin” means, on each day:

(a) For Revolving Loans:

(i) one-half of one percent (0.50%) per annum when the Facility Usage on such day is less than or equal to 24% of the Borrowing Base on such day,

(ii) three-quarters of one percent (0.75%) per annum when the Facility Usage on such day is greater than 24% and less than or equal to 49% of the Borrowing Base on such day,

(iii) one and one-quarter of one percent (1.25%) per annum when the Facility Usage on such day is greater than 49% and less than or equal to 74% of the Borrowing Base on such day, and

(iv) one and three-quarters of one percent (1.75%) per annum when the Facility Usage on such day is greater than 74% of the Borrowing Base on such day.

(b) For Acquisition Loans: two percent (2.00%) per annum.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowers’ Representative” means Ascent Oil and Gas which is authorized to act on behalf of the Borrowers under this Agreement.

“Borrowing Base” means the amount determined by the Agent and the Lenders from time to time in accordance with Section 9 hereof provided that in no event shall the Borrowing Base ever exceed the Revolving Commitment. Until the next determination of the Borrowing Base pursuant to Section 9 hereof the Borrowing Base shall be Sixty-Five Million Dollars ($65,000,000).

“Borrowing Base Deficiency” has the meaning given such term in Section 4(b)(ii).

“Business Day” means the normal banking hours during any day (other than Saturdays or Sundays or legal holidays) that banks are legally open for business in Dallas, Texas and New York City, New York.

“Cash Interest Expense” means, with respect to any fiscal period, the interest expense incurred for such period as determined in accordance with GAAP and paid in cash.

“Cash Proceeds” means, for any period, the aggregate amount of revenue paid to and received by the Borrowers or any other Restricted Person and derived from any disposition of hydrocarbons produced from the Oil and Gas Real Properties and other Collateral, less all (i) amounts attributable to production, severance, excise or windfall profits taxes, or any other tax, impost, or levy on production, (ii) payments due to the owners (other than the Borrowers or any other Restricted Person) of any royalties, overriding royalty interests, net profits interests, production payments, and any other similar interests which are payable out of, are attributable to, or are a burden upon, any production of such hydrocarbons, and (iii) operating expenses and capital costs ordinary and necessary to recover such hydrocarbons during such period.

“CERCLA” has the meaning provided in Section 11(aa)(vii).

“CERCLIS” has the meaning provided in Section 11(aa)(vii).

“Change of Control” means the occurrence of the following event: the majority of the directors of Ascent Oil and Gas shall consist of Persons not nominated by AEI (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

“Change of Ownership” shall occur if the Permitted Holders collectively cease to own, directly or indirectly, at least fifty percent (50%) plus one share of the outstanding voting securities or equity interests of any Restricted Person, measured by voting power (including both common stock and any preferred stock or other equity interests entitling the holders thereof to vote with the holders of common stock in elections for directors of such Restricted Person). For purposes of this definition, all SLPH shareholders shall be treated as shareholders of AEI by allocating, on a pro forma basis, all shares of AEI owned by SLPH (or any of its Subsidiaries) to SLPH’s shareholders according to their respective ownership interests in SLPH.

“Close-out Amount” means the net amount due by the Borrowers, if any, upon the designation of an Early Termination Date or its equivalent or a Termination Event or its equivalent with respect to all Hedging Contracts with a particular Qualified Hedging Counterparty under the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations), net of the value of collateral held solely by the Qualified Hedging Counterparty and which is not collateral in which the Agent has a perfected security interest under any Security Document or any other Loan Document.

“Collateral” means all Stock Collateral, Oil and Gas Real Properties, Oil and Gas Personal Properties and the Cash Proceeds therefrom which are now or hereafter subject to a Lien in favor of the Agent on behalf of the Lenders, pursuant to Section 8 and the Security Documents.

“Commitment Margin” means:

(a) For the Revolving Commitment:

(i) .50% per annum when the Facility Usage on such day is less than or equal 49% of the Borrowing Base on such day,

(ii) .375% per annum when the Facility Usage on such day is greater than 49% of the Borrowing Base on such day.

(b) For the Acquisition Commitment: .50% per annum.

“Consolidated” means all of the Borrowers on a consolidated basis, in accordance with GAAP, together with their properly consolidated Restricted Subsidiaries. References herein to a Borrower’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Borrower and its properly consolidated Restricted Subsidiaries.

“Consolidated Assets” means Consolidated total assets, excluding any amounts resulting from the application of FASB Statement 133-Accounting for Derivative Instruments and Hedging Activities, any asset write downs, including ceiling test write downs and any amounts resulting from the application of FASB Statement 143-Accounting for Asset Retirement Obligations.

“Consolidated Liabilities” means Consolidated total liabilities, excluding any amounts resulting from the application of FASB Statement 133-Accounting for Derivative Instruments and Hedging Activities and the application of FASB Statement 143-Accounting for Asset Retirement Obligations.

“Consolidated Tangible Net Worth” means all Consolidated Assets of the Borrowers, minus intangible assets, minus the Borrowers’ Consolidated Liabilities. For purposes of this definition, “intangible assets” shall include patents, copyrights, licenses, franchises, good will, trade names, and trade secrets but shall exclude oil, gas, or other mineral leases and shall further exclude all leases required to be capitalized under GAAP.

“Continuation” means the continuation pursuant to Section 2(c) hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by the Borrowers which meets the requirements of Section 2(c).

“Continuing 85% Test” has the meaning provided in Section 8(d).

“Continuing 95% Test” has the meaning provided in Section 8(a).

“Conversion” means a conversion pursuant to Section 2(c) or Section 6 of one Type of Loan into another Type of Loan.

“Current Assets” means the total of the Borrowers’ current assets, including the unfunded portion of the Revolving Commitment, determined in accordance with GAAP on a Consolidated basis.

“Current Liabilities” means the total of the Borrowers’ current liabilities as determined in accordance with GAAP on a Consolidated basis, excluding all payments on the Notes falling due within one year of the date of calculation, all payments made under any Hedge Contract and amounts resulting from the application of FASB Statement 133.

“Current Ratio” means the ratio of Current Assets divided by Current Liabilities.

“Debt” means, with respect to any Person, as of any date of determination (without duplication) (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all capitalized lease obligations, (g) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (h) all outstanding letters of credit issued for the account of such Person, but shall exclude: (i) current accounts payable arising in the ordinary course of business, (ii) any Permitted Hedging Debt.

“Default Rate” means the rate of interest provided for in Section 5(c).

“Determination Date” has the meaning provided in Section 9(d).

“Disclosure Report” means a notice given by the Borrowers under Section 14(j).

“Disclosure Schedule” means Schedule 2 hereto.

“Distributions” has the meaning provided in Section 15(e).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on Annex C and, with respect to the Agent, the office, branch, or agency through which it administers this Agreement.

“EBITDA” means with respect to any Person at any date of determination, the sum of (a) net income for such Person for the four (4) most recent Fiscal Quarters then ended, plus (b) interest expense deducted in arriving at such net income plus (c) Federal, state and local income taxes deducted in arriving at such net income plus (d) depreciation, amortization, depletion, and other non-cash charges deducted in arriving at net income as net income is computed and calculated in accordance with GAAP.

“Effective Date” means the date on which each of the conditions set forth in Section 12 hereof have been satisfied or waived by the Required Lenders.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000 and having deposits rated in either of the two highest generic letter rating (categories (without regard to subcategories) from either Standard & Poor’s Corporation “S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) any other entity approved by the Agent in its sole discretion.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. § 9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. § 6901, et seq., the Clean Air Act, 42 U.S.C.A. § 1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. § 2601, et seq., and all other Laws of any Governmental Entity relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or “hazardous substances” as defined by 42 U.S.C. § 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

“Environmental Liability” means any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

“Environmental Lien” means a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other Person in response to a release or threatened release of asbestos or “hazardous substance” into the environment.

“Environmental Permits” shall have the meaning provided in Section 11(aa)(x).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning provided in Section 11(k).

“ERISA Plan” has the meaning provided in Section 11(k).

“Eurodollar Business Day” means the normal banking hours during any day (other than Saturdays or Sundays or legal holidays) that banks are legally open for business in Dallas, Texas, and New York City, New York, and on which day dealings in United States Dollars are conducted in the London interbank market.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” on Annex C (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Eurodollar Loan” means a Loan which bears interest at the LIBOR Rate.

“Eurodollar Reserve Requirement” means that percentage which is in effect on any day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) applied for determining the reserve requirements (including, without limitation, basis, supplemental, marginal and emergency reserves) under Regulation D (12 C.F.R. Part 24), or any successor or other law or regulation relating to reserve requirements applicable to each Lender, with respect to Eurocurrency liabilities or Eurocurrency funding.

“Event of Default” means an event or circumstance described in Section 16.

“Facility Usage” means, at the time in question, the aggregate amount of outstanding Revolving Loans plus the amount of existing LC Obligations at such time.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

“Financial Statements” means the balance sheets, income statements, statements of cash flow and appropriate footnotes (except for the non-year-end financial statements) and schedules, prepared in accordance with GAAP.

“Fiscal Quarter” means the quarterly periods ending March 31, June 30, September 30, and December 31.

“GAAP” means generally accepted accounting principles, consistently applied; provided, however, that for purposes of any financial calculations under Section 15(g), 15(h), and 15(j), the Borrowers shall exclude the effect of any non-cash effects resulting from (i) any ceiling test or other requirement to write down the value of the oil and gas reserves of the Borrowers and any of their Subsidiaries or (ii) the application of FASB 133 and FASB 143.

“Good Title” has the meaning provided in Section 11(s).

“Governmental Entity” means any Tribunal, administrative agency or commission, or other governmental authority or instrumentality, foreign, domestic or supranational.

“Guarantor” means any Restricted Subsidiary which now or hereafter executes and delivers a guaranty to the Agent pursuant to Section 14(p).

“Hazardous Material” has the meaning provided in Section 11(aa)(xiii)(A).

“Hedging Contracts” means any of the following agreements or contracts entered into by a Borrower or a Restricted Subsidiary with a Qualified Hedging Counterparty: (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement, provided that any such agreement or contract has a maturity of forty-eight (48) months or less.

“Hedge Guarantees” means the guarantees made by the Borrowers of the obligations of each Borrower party to a Hedging Contract.

“Indebtedness” means any and all indebtedness for borrowed money, all obligations with respect to Hedging Contracts and any and all indebtedness (actual or contingent) under any guarantee.

“Indenture” means that certain indenture dated September 28, 2001 relating to the issuance of the Senior Subordinated Notes, together with any supplements thereto permitted hereby, including, without limitation, the Supplemental Indenture dated July 27, 2004 and the Second Supplemental Indenture dated November 9, 2005.

“Initial AEI Shareholders” means each of the shareholders of AEI listed on Schedule 1 hereto.

“Interest Period” means the period commencing on the first effective Eurodollar Business Day of an Interest Period Election and ending one, two, three, or six months thereafter, as designated by the Borrowers in their sole discretion at the time of making such Interest Period Election, provided that:

(a) if any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, then such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless to do so would extend such Interest Period into a subsequent calendar month, in which event such Interest Period shall end on the next preceding Eurodollar Business Day, and

(b) any Interest Period that begins on the last day of a calendar month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, shall end on the last Eurodollar Business Day of the last calendar month of such Interest Period.

Notwithstanding anything to the contrary contained herein, no Interest Period with respect to a Eurodollar Loan may end on a day which is after the Loan Maturity Date.

“Interest Period Election” means an election by the Borrowers, made in accordance with this Agreement, to have the Interest Period be for a period of one, two, three or six months.

“Investment” means, with respect to any Person, any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Debt issued by, any other Person, other than a loan to such Person even if such loan is evidenced by a Note.

“Law” means any law, statute, code, ordinance, order, judgment, decree, injunction, rule, regulation, or restriction of any Governmental Entity.

“LC Application” means any application for a Letter of Credit hereafter made by Borrowers to LC Issuer.

“LC Collateral” has the meaning given to such term in Section 7(f).

“LC Issuer” has the meaning given to such term in Section 7(a).

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the Maximum Drawing Amount.

“Letter of Credit” means any documentary letter of credit issued by LC Issuer pursuant to this Agreement.

“LIBOR Margin” means, on each day:

(a) For Revolving Loans:

(i) one and three quarters of one percent (1.75%) per annum when the Facility Usage on such day is less than or equal to 24% of the Borrowing Base on such day,

(ii) two and one-quarter of one percent (2.25%) per annum when the Facility Usage on such day is greater than 24% and less than or equal to 49% of the Borrowing Base on such day,

(iii) two and three-quarters of one percent (2.75%) per annum when the Facility Usage on such day is greater than 49% and less than or equal to 74% of the Borrowing Base on such day, and

(iv) three and one-quarter of one percent (3.25%) per annum when the Facility Usage on such day is greater than 74% of the Borrowing Base on such day.

(b) For Acquisition Loans: three and one-half of one percent (3.50%) per annum.

“LIBOR Offered Rate” means, with respect to each Interest Period and each Eurodollar Loan hereunder, the rate per annum (determined and fixed for the duration of such Interest Period) determined by the Agent to be the per annum rate at which dollar deposits (in amounts comparable to the principal amount of each Eurodollar Loan which will be subject to the LIBOR Rate and for a period of time equal or comparable to such Interest Period) in immediately available funds are offered (at approximately 11:00 a.m., London time) three Eurodollar Business Days prior to the first day of such Interest Period to the Agent in the London Interbank Eurodollar market for delivery on the first day of such Interest Period.

“LIBOR Rate” means the Adjusted LIBOR Rate plus the LIBOR Margin.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

“Liquidation Percentage Share” means, with respect to any Lender and any Qualified Hedging Counterparty, the percentage obtained by dividing (i) the aggregate unpaid principal balance of such Lender’s Loans at the time in question, or the Close-out Amount due to such Qualified Hedging Counterparty, as the case may be, by (ii) the sum of (a) the aggregate unpaid principal balance of all Loans at such time plus (b) the Close-out Amount at such time.

“Loan” means a Revolving Loan pursuant to Section 2(a) or an Acquisition Loan pursuant to Section 2(b).

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Hedge Guarantees, LC Applications, and any and all other documents executed in connection with this Agreement and the transactions contemplated hereby.

“Loan Maturity Date” means November 1, 2009.

“Loan Value” means the percentage of the Borrowing Base attributable to a particular Oil and Gas Real Property considered in determining the Borrowing Base as determined by the Agent in its good faith discretion pursuant to parameters and valuation models applied by the Agent to its other similarly situated customers.

“Market Hedge Price” means, from time to time, (a) in the case of a commodity price swap, the highest “Fixed Price” and (b) in the case of a commodity price collar or floor, the highest “Floor Price,” in each case quoted by a Qualified Hedging Counterparty to the Borrowers or any Restricted Subsidiary in connection with a proposed hedging transaction

“Material Adverse Effect” means any circumstances or events which might reasonably be expected to (i) have a material adverse effect on the assets or properties, liabilities, financial condition, business, operations, affairs or circumstances of the Borrowers, taken as a whole, from those reflected in the consolidated Financial Statements of AEI, dated as of December 31, 2003, or from the facts represented or warranted in this Agreement or any other Loan Document (other than any representation or warranty related solely to a different point in time), or (ii) materially impair the ability of any Restricted Person to carry out its business as it exists on the date hereof or to meet its obligations under the Notes, this Agreement or the other Security Documents or Loan Documents on a timely basis.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

“Maximum Rate” means, at any particular time in question, the maximum lawful interest rate which may be contracted for, charged, taken, received or reserved under this Agreement or the other Loan Documents by a Lender in accordance with applicable state or federal law (whichever provides for the highest permitted rate), taking into account all items contracted for, charged or received in connection with the Obligations evidenced hereby which are treated as interest under the applicable state or federal law, as such rate may change from time to time. The Maximum Legal Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Legal Rate resulting from a change in the Maximum Legal Rate shall take effect without notice to the Companies at the time of such change in the Maximum Legal Rate. For purposes of determining the Maximum Legal Rate under Texas law (to the extent, if any, that Texas law is relevant to the determination of Maximum Legal Rate), the applicable rate ceiling shall be: (a) the

“weekly ceiling” described in and computed in accordance with the provisions of Section 303.003 of the Texas Finance Code, as amended; or (b) if the parties subsequently contract as allowed by Texas law, the quarterly ceiling or the annualized ceiling computed pursuant to Section 303.008 of the Texas Finance Code, as amended; provided, however, that at any time the “weekly ceiling”, the quarterly ceiling or the annualized ceiling shall be less than 18% per annum or more than 24% per annum, the provisions of Section 303.009(a) and Section 303.009(b) of the Texas Finance Code, as amended, shall control for purposes of such determination, as applicable.

“Non-Recourse Indebtedness” means Indebtedness of an Unrestricted Subsidiary of the Borrowers owing to any Person other than the Borrowers or their Restricted Subsidiaries where (a) neither the Borrowers nor any of their Restricted Subsidiaries: (i) provides any guaranty or credit support for such Indebtedness; or (ii) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holder thereof may have to take enforcement action against such Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrowers or any their Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Notes” has the meaning given such term in Section 2(e).

“Notice of Advance” means a written or telephonic request, or a written confirmation, made by the Borrowers which meets the requirements of Section 2(c).

“Obligations” means all Debt from time to time owing by any Restricted Person to any Lender under or pursuant to any of the Loan Documents and any Hedging Contracts. For purposes of determining the amount of the Borrowers’ Obligations under a Hedging Contract, the amount of such Obligation shall be an amount equal to the Close-out Amount with respect to such Hedging Contract. “Obligation” means any part of the Obligations.

“Oil and Gas Personal Properties” means any and all interests in fixtures, equipment and machinery (including well equipment and machinery and workover, completion and drilling rigs), oil and gas production, gathering, compression, treating, processing, transmission or storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of the Oil and Gas Real Properties.

“Oil and Gas Properties” means, collectively, Oil and Gas Personal Properties and Oil and Gas Real Properties.

“Oil and Gas Real Properties” means any and all types of: (i) direct and indirect, current or reversionary, interests in and rights in respect of oil, gas and other minerals and hydrocarbons, including mineral leases, fee interests, surface interests, mineral rights or mineral servitudes, working interests, royalties, overriding royalties, production payments, net profits interests, and other non-working interests and non-operating interests and (ii) easements, rights of way, servitudes, and other similar interests appurtenant to any of the foregoing.

“Percentage Share” means, with respect to any Lender (a) when used in Section 2(a) in any Notice of Advance or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender’s name on its signature page hereto, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question, by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time. Each Lender’s Percentage Share on the Effective Date is shown on Annex A to this Agreement.

“Permitted Hedging Debt” means any obligations incurred by a Borrower or a Restricted Subsidiary pursuant to Hedging Contracts such Borrower or such Restricted Subsidiary enters into under Section 14(r).

“Permitted Holders” means, collectively, each of the Initial AEI Shareholders and their respective Affiliates and any Person (or Affiliate of such Person) whose accounts are managed by an Initial AEI Shareholder or any of its Affiliates.

“Permitted Investments” means Investments:

(a) in open market commercial paper, maturing within 270 days after acquisition thereof, which is rated at least A-1 by S & P or P-1 by Moody’s;

(b) in marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America; and

(c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P.

“Permitted Liens” means:

(a) statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action;

(b) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings;

(c) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business;

(e) Liens under the Security Documents;

(f) any servitudes, easements, rights of way, and similar rights affecting any Oil and Gas Real Properties which are normal and customary and do not render title to such Oil and Gas Real Property unmarketable;

(g) other Liens with respect to the Oil and Gas Real Properties that are exceptions to the title opinions issued in connection with existing mortgages;

(h) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Oil and Gas Properties covered by such Lien for the purposes for which such Oil and Gas Properties are held by the Borrowers or any Restricted Subsidiary or materially impair the value of such Oil and Gas Properties subject thereto;

(i) with respect only to Oil and Gas Properties subject to any particular Security Document, Liens burdening such Oil and Gas Properties which are expressly allowed by such Security Document;

(j) Liens securing the obligations of the Borrowers and other Restricted Persons pursuant to any Hedging Contracts required by Section 14(r) or permitted by Section 15(n);

(k) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrowers or any of their Restricted Subsidiaries to provide collateral to the depository institution; and

(m) Liens contemplated by Section 15(c)(v).

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Potential Event of Default” means an event or circumstance described in Section 16 which has not yet become an Event of Default but which would become an Event of Default with the passing of any period of time and/or the giving of notice or both.

“Prime Rate” means the per annum rate of interest announced from time to time by Fortis Bank S.A./N.V. as its U.S. “prime rate,” which rate may not be the lowest rate of interest charged by such bank to its customers.

“Qualified Hedging Counterparty” means Fortis Energy, Fortis, any Lender, or any Affiliate of Fortis or any Lender which executes a joinder agreement in the form of Exhibit E agreeing to be bound by all the applicable terms and conditions hereof, in its capacity as a party to any Hedging Contract.

“Reimbursable Taxes” has the meaning given such term in Section 6(d)(i).

“Release” has the meaning provided in Section 11(aa)(xiii)(B).

“Required Lenders” means (i) where there are two or fewer Lenders, the Lenders whose aggregate Percentage Share equals one hundred percent (100%) and (ii) when there are three or more Lenders, those Lenders whose aggregate Percentage Shares equal at least sixty-six and two-thirds percent (66-2/3%). The Agent’s Percentage Share as a Lender shall be included in any calculation of the Required Lenders’ consent. Notwithstanding anything to the contrary contained herein, no Qualified Hedging Counterparty shall be considered or deemed a Lender for the purposes of this definition.

“Reserve Reports” means the reserve reports of Ascent Oil and Gas dated July 1, 2005.

“Restricted Person” means each Borrower, each Restricted Subsidiary, and AEI.

“Restricted Subsidiary” means any Subsidiary of a Borrower other than Unrestricted Subsidiaries. As of the Effective Date, the Borrowers have no Restricted Subsidiaries.

“Revolving Commitment” means the maximum aggregate amount which the Lenders will make available to the Borrowers in the form of Advances under the Revolving Loan or Letters of Credit, subject to the limitations and restrictions contained herein. Unless reduced pursuant to Section 3, the Revolving Commitment shall be $100,000,000.

“Revolving Loan” means all Advances made under the Revolving Commitment pursuant to Section 2(a) hereof.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement dated as of November 9, 2005, among AEI and the purchasers signatories thereto relating to the Senior Notes.

“Security Documents” means this Agreement, all deeds of trust, mortgages, guaranty agreements, security agreements, pledges, control agreements, assignments of production and financing statements, and other collateral documents covering certain of the Borrowers’ and their Restricted Subsidiaries’ Oil and Gas Properties, and real and personal property, equipment, oil and gas inventory and the cash proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Agent and the Lenders.

“Security Schedule” means Schedule 3 hereto.

“Senior Notes” mean the 16% Senior Notes due February 1, 2010 (or such later maturity date as extended in accordance with their terms) of AEI.

“Senior Subordinated Notes” mean the 11 3/4% Senior Subordinated Notes due May 1, 2010 (or such later maturity date as extended in accordance with their terms) of AEI.

“Sharing Event” has the meaning assigned to it in Section 17(g).

“Stock Collateral” means the Collateral described in Section 8(a)(i).

“Subordinated Indebtedness” has the meaning provided in Section 15(c)(iii).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent (50%) or more by such Person.

“Termination Event” has the meaning provided in Section 11(k).

“Title Documents” means, in each instance, title opinions and other documents establishing the title and Lien status of any Oil and Gas Real Property.

“Tribunal” means any court, arbitrator, arbitration panel, administrative board, or other similar Person with jurisdiction over any Borrower, any other Restricted Person, the Agent, any of the Lenders, or any matter relating to this Agreement for the business and operations of the foregoing parties.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or LIBOR Loans.

“Unrestricted Subsidiary” means a Subsidiary of Ascent Oil and Gas which (i) except for Investments by and loans and advances from a Restricted Person to the extent permitted by this Agreement, is funded solely by the proceeds of a new equity issuance and/or Non-Recourse Indebtedness, and (ii) does not, directly or indirectly, own stock or securities of, and has no Investment in, any Borrower or Restricted Subsidiary.

“Unscheduled Redetermination” means a redetermination of the Borrowing Base made at any time other than on the dates set forth in Section 9(b) for the regular semi-annual redetermination of the Borrowing Base which is made (A) at the reasonable request of the Borrowers, or (B) at any time it appears to the Agent and the Required Lenders, that either (i) there has been a material decrease in the value of the Oil and Gas Properties, or (ii) an event has occurred which is reasonably expected to have a Material Adverse Effect.

Whenever this Agreement refers to the “knowledge of the Borrowers” or the “Borrowers’ knowledge,” such knowledge shall be determined by the actual knowledge of any Borrower’s principal officers.

Further, whenever this Agreement requires the financial calculation for purposes of Section 15 or any of the financial definitions in this Section 1, such calculations shall be made pursuant to the modified definition of GAAP under this Section 1.

2. Commitment of the Lenders.

(a) Revolving Commitment. Subject to the terms and conditions hereof, each Lender agrees to make revolving loans to the Borrowers (herein called such Lender’s “Revolving Loans”) upon the Borrowers’ request from time to time during the term hereof, provided that (i) all Lenders are requested to make Revolving Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Advance, and (ii) after giving effect to such Revolving Loans, the Facility Usage does not exceed the Borrowing Base most recently determined prior to the date on which the requested Revolving Loans are to be made. The aggregate amount of all Revolving Loans in any Advance must be greater than or equal to $1,000,000 or must equal the remaining availability under the Borrowing Base. Subject to the terms and conditions hereof, the Borrowers may borrow, repay, and reborrow Revolving Loans made hereunder. The Lenders shall have no obligation to make Revolving Loans hereunder if, after giving effect to such Revolving Loan, the aggregate amount of outstanding Revolving Loans plus the amount of existing LC Obligations would exceed the Borrowing Base in effect at such time.

(b) Acquisition Commitment. Subject to the terms and conditions hereof, each Lender agrees to make loans to the Borrowers in order to finance the acquisition of Oil and Gas Properties (or the equity of any Person owning Oil and Gas Properties) (herein called such Lender’s “Acquisition Loans”) upon the Borrowers’ request from time to time during the term hereof, provided that (i) all Lenders are requested to make Acquisition Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Advance, and (ii) the aggregate amount of all Acquisition Loans may not exceed sixty-five percent (65%) of the net discounted present value, determined by the Agent using the factors set forth in Section 9(f) hereof, of the proven producing Oil and Gas Properties being acquired with the proceeds of such Acquisition Loans (the “65% Test”). The aggregate amount of all Acquisition Loans in any Advance must be greater than or equal to $1,000,000. Subject to the terms and conditions hereof, the Borrowers may borrow, repay, and reborrow Acquisition Loans made hereunder. The Lenders shall have no obligation to make an Acquisition Loan hereunder if such Acquisition Loans would not satisfy the 65% Test.

(c) Requests for New Loans. The Borrowers’ Representative, on behalf of the Borrowers, must give the Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Advance of new Loans to be advanced by the Lenders. Each such notice constitutes a “Notice of Advance” hereunder and must:

(i) specify whether such Loan is to be a Revolving Loan or an Acquisition Loan;

(ii) specify (x) the aggregate amount of any such Advance of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (y) the aggregate amount of any such Advance of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(iii) be received by the Agent not later than 10:00 a.m., Dallas, Texas time, on (x) the day on which any such Base Rate Loans are to be made, or (y) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Notice of Advance” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrowers as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Notice of Advance, the Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to the Agent at the Agent’s office in Addison, Texas the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Agent shall promptly make such Loans available to the Borrowers by disbursements to the Borrowers’ Representative on behalf of the Borrowers. Unless the Agent shall have received prompt notice from a Lender that such Lender will not make available to the Agent such Lender’s new Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with this section and the Agent may if it chooses, in reliance upon such assumption, make such Loan available to the Borrowers by disbursements to the Borrowers’ Representative on behalf of the Borrowers. If and to the extent such Lender shall not so make its new Loan available to the Agent, such Lender and the Borrowers severally agree to pay or repay to the Agent within three days after demand the amount of such Loan together with interest thereon for each day from the date such amount was made available to the Borrowers until the date such amount is paid or repaid to the Agent at (i) the Federal Funds Rate, if such Lender is making such payment and (ii) the interest rate applicable at the time to the other new Loans made on such date, if the Borrowers are making such repayment. If neither such Lender nor the Borrowers pays or repays to the Agent such amount within such three-day period, the Agent shall in addition to such amount be entitled to recover from such Lender and from the Borrowers, on demand, interest thereon at the rate set out pursuant to Section 5(c), calculated from the date such amount was made available to the Borrowers. The failure of any Lender to make any new Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its new Loan, but no Lender shall be responsible for the failure of any other Lender to make any new Loan to be made by such other Lender.

(d) Continuations and Conversions of Existing Loans. The Borrowers may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrowers may combine existing Loans of different Types or Interest Periods into one new Type or Interest Period or divide existing Loans of a single Type or Interest Period into separate new Types or Interest Periods, provided that the Borrowers may have no more than five (5) Interest Period tranches of Eurodollar Loans outstanding at any time. To make any such election, the Borrowers’ Representative must give to the Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Advance. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(i) specify the existing Loans which are to be continued or converted;

(ii) specify (x) the aggregate amount of any Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (y) the aggregate amount of any Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(iii) be received by the Agent not later than 10:00 a.m., Dallas, Texas time, on (x) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (y) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrowers as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, the Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on the Borrowers. During the continuance of any Event of Default, the Borrowers may not make any election to convert existing Base Rate Loans into Eurodollar Loans or continue existing Eurodollar Loans. If (due to the existence of an Event of Default or for any other reason) the Borrowers fail to timely and properly give any Continuation/Conversion Notice with respect to an existing Eurodollar Loan at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loan shall automatically be converted into a Base Rate Loan at the end of such Interest Period. No new funds shall be repaid by the Borrowers or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new Advance for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

(e) Notes. The obligation of the Borrowers to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a promissory note (herein called such Lender’s “Note”) made by the Borrowers payable to the order of such Lender in the form of Exhibit A, with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Each Note shall be due and payable as provided herein and therein.

(f) Use of Proceeds. The proceeds of the Loans will be used by the Borrowers (i) to refinance the Existing Loan Agreement, (ii) to finance the future acquisition and development of Oil and Gas Properties by the Borrowers or their Restricted Subsidiaries, (iii) subject to Sections 15(d) and 15(o), Investments in or loans or advances to the Borrowers’ Unrestricted Subsidiaries, and (iv) for general corporate purposes of the Borrowers and their Restricted Subsidiaries, except that Acquisition Loans may only be used in order to finance the acquisition of Oil and Gas Properties (or the equity of any Person owning Oil and Gas Properties).

(g) Hedging Contracts. Upon execution and delivery of a Hedging Contract, Fortis Energy, as a Qualified Hedging Counterparty, and each other Qualified Hedging Counterparty, shall be deemed a “Lender” solely for the purposes of this subsection, and Sections 8, 17 and 18.

3. Optional Termination or Reduction. The Borrowers may, upon at least three (3) Business Days’ notice to the Agent (i) terminate the Revolving Commitment or the Acquisition Commitment at any time if no Revolving Loans or Acquisition Loans, as the case may be, are outstanding at such time, or (ii) reduce from time to time by an aggregate amount of One Hundred Thousand Dollars ($100,000), or in multiples of One Hundred Thousand Dollars ($100,000), the aggregate amount of all or a portion of the Revolving Commitment or the Acquisition Commitment in excess of the aggregate outstanding principal amount of the Revolving Loans or the Acquisition Loans, as the case may be. Any such reduction shall not affect the Percentage Shares of the Lenders under the remaining portion of the Revolving Commitment or the Acquisition Commitment.

4. Payments of Principal.

(a) Payment at Maturity.

(i) Except as otherwise provided in this Agreement, the outstanding principal amount of the Revolving Loans and all Matured LC Obligations shall be due and payable on the Loan Maturity Date.

(ii) Except as otherwise provided in this Agreement, the outstanding principal amount of the Acquisition Loans shall be due and payable on the earlier of (y) a date which is six months after the date of the Advance of such Acquisition Loan, or (z) the Loan Maturity Date.

(b) Mandatory Prepayments.

(i) If at any time the Facility Usage exceeds the Revolving Commitment (whether due to a reduction in the Revolving Commitment in accordance with this Agreement, or otherwise), the Borrowers shall immediately upon demand prepay the principal of the Revolving Loans in an amount at least equal to such excess.

(ii) If at any time the Facility Usage is less than the Revolving Commitment but in excess of the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), the Borrowers shall, within five (5) Business Days after the Agent gives notice of such fact to the Borrowers, either:

(x) prepay the principal of the Revolving Loans in an aggregate amount at least equal to such Borrowing Base Deficiency; or

(y) give notice to the Agent electing to prepay the principal of the Revolving Loans within ninety (90) calendar days of the date of such notice in an aggregate amount at least equal to such Borrowing Base Deficiency, or

(z) give notice to the Agent that the Borrowers desire to provide the Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to the Agent, granting, confirming, and perfecting first and prior liens or security interests in collateral acceptable to the Agent, to the extent needed to allow the Agent to increase the Borrowing Base (as the Agent in its reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates such Borrowing Base Deficiency, and then provide such Security Documents within thirty days after the Agent specifies such collateral to the Borrowers. If, prior to any such specification by the Agent, the Agent determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, the Borrowers will elect to make, within five (5) Business Days after receiving notice of such determination, and thereafter make, the prepayments specified in either of the preceding subsections (x) or (y) of this subsection (ii).

(iii) If at any time the amount of outstanding Acquisition Loans exceeds the Acquisition Commitment (whether due to a reduction in the Acquisition Commitment in accordance with this Agreement or otherwise), the Borrowers shall immediately upon demand prepay the principal of the Acquisition Loans in an amount at least equal to such excess.

(iv) If on any Determination Date, Facility Usage plus the amount of outstanding Acquisition Loans exceeds the Borrowing Base on such Determination Date, the amount of such excess shall be deemed to be a Borrowing Base Deficiency and Section 4(b)(ii) shall apply to such excess. Any resulting prepayment shall be applied first to outstanding Acquisition Loans.

(v) Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid together with any additional amounts required pursuant to Section 6(c) herein. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment and shall be applied in the manner described in Section 6(a) herein.

5. Interest.

(a) Base Rate Loans. Each Base Rate Loan shall bear interest at the rate per annum equal to the lesser of (i) the Base Rate or (ii) the Maximum Rate, subject to the terms and conditions of this Agreement. Such interest shall be payable in arrears on the last day of each Fiscal Quarter commencing September 30, 2004.

(b) Eurodollar Loans. Each Eurodollar Loan shall bear interest at the rate per annum equal to the lesser of (i) the applicable LIBOR Rate or (ii) the Maximum Rate, subject to the terms and provisions of this Agreement. Such interest shall be payable in arrears on the earlier of the last day of the applicable Interest Period or the last day of the applicable Fiscal Quarter.

(c) Default Rate. If all or a part of the principal amount of any Loan is not paid when due or upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of such Loan shall bear interest until paid at an annual rate equal to the lesser of (i) the rate that would otherwise be applicable thereto pursuant to this Section 5 plus three percent (3%), or (ii) the Maximum Rate.

(d) Calculation of Interest. Interest shall be calculated on the basis of actual days elapsed (including the first day but excluding the last day) in the year consisting of three hundred sixty (360) days.

(e) Recapture Rate. Notwithstanding the foregoing, if at any time the rate specified in Section 5(a)(i) or Section 5(b)(i) exceeds the Maximum Rate, and, therefore, the rate of interest on the Notes is limited to the Maximum Rate, then any subsequent reductions in the Base Rate or the LIBOR Rate, as applicable, shall not reduce the rate of interest on the Notes below the Maximum Rate until the total amount of interest accrued on the Notes equals the amount of interest which would have accrued thereon if the rate specified in Section 5(a)(i) or Section 5(b)(i) had at all times been in effect.

6. Payments.

(a) Payments to the Lenders. Payment of interest, principal and fees to the Lenders shall be directed by wire transfer to the Agent at JP Morgan Chase Bank, ABA #021000021, Account #001-1-624418, Reference: AEI, no later than 12:00 noon, New York City, New York, time on the day such payments or prepayments are due. If any payment of principal or interest on the Note(s) or any payment of fees shall become due on a day other than a Business Day, such payment shall be made on the next succeeding

Business Day, and such extension of time in such case shall be included in computing interest in connection with such payment. Any payment or prepayment received by the Agent at any time after 12:00 noon New York City, New York, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by the Agent. When the Agent collects or receives money on account of the Obligations, the Agent shall distribute all money so collected or received, and each Lender shall apply all such money so distributed, as follows:

(i) first, for the payment of all Obligations (including all Close-out Amounts, if any) which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due the Agent under Section 6(c) or Section 18(c) and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as the Agent shall otherwise designate);

(ii) then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by the Borrowers;

(iii) then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

(iv) last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable with respect to Acquisition Loans, then to principal then due and payable with respect to Revolving Loans, and last to any prepayment of principal and interest in compliance with Section 4(b). All distributions of amounts described in any of subsections (ii), (iii) or (iv) above shall be made by the Agent pro rata to each Lender then owed Obligations described in such subsection in proportion to all amounts owed to all the Lenders which are described in such subsection; provided that if any Lender then owes payments to the Agent under Section 17, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to the Agent, to the extent of such unpaid payments, and the Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

(b) Increased Cost and Reduced Return.

(i) If at any time after the date hereof, and from time to time, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System but excluding any such requirement included in an applicable Eurodollar Reserve Requirement) against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender or the London interbank market any other condition which would have the effect of (aa) increasing any Lender’s costs relating to the obligations evidenced by the Loan Documents, or (bb) reducing the yield or rate of return of such Lender on the obligations incurred under the Loan Documents to a level below that which such Lender could have achieved but for the adoption or modification of any such requirements by an amount deemed by such Lender to be material in its sole but reasonable discretion, then, within fifteen (15) days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Lender shall not be entitled to compensation under this section for any such increased cost or reduction that is the result of the withholding or payment of any taxes.

(ii) If any Lender shall have determined, in its sole but reasonable discretion, that, on or after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material in its sole but reasonable discretion, then from time to time, within fifteen (15) days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(iii) Each Lender will promptly notify the Borrowers of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to such Lender. A certificate of such Lender claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder and the reasons therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(c) Funding Losses. In addition to its other obligations hereunder, the Borrowers will indemnify each Lender against, and reimburse each Lender on demand for, any loss or expense incurred or sustained by such Lender (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain Eurodollar Loans), as a result of (i) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (ii) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (iii) the failure of any Loan to be made or of any Continuation/Conversion Notice to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person or due to the Borrowers’ failure to borrow on the day specified in a Notice of Advance, or (iv) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

(d) Reimbursable Taxes.

(i) The Borrowers will indemnify each Lender against and reimburse each Lender for all present and future stamp and other taxes, levies, costs and charges whatsoever actually collected on or in respect of this Agreement or any Eurodollar Loans hereunder (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on or measured by the overall net income of the Agent or such Lender or any Applicable Lending Office of such Lender by any jurisdiction in which such Lender or any such Applicable Lending Office is located (all such non-excluded taxes, levies, costs and charges being collectively called “Reimbursable Taxes” in this section). Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

(ii) All payments on account of the principal of, and interest on, each Lender’s Loans and Note, and all other amounts payable by the Borrowers to any Lender hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of the Borrowers. In the event of the Borrowers being compelled by law to make any such deduction or withholding from any payment to any Lender, the Borrowers shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding. If the Borrowers should make any deduction or withholding as aforesaid, the Borrowers shall within 60 days thereafter forward to such Lender an official receipt or other official document evidencing payment of such deduction or withholding.

(iii) If the Borrowers are ever required to pay any Reimbursable Tax with respect to any Eurodollar Loan, the Borrowers may elect, by giving to the Agent and such Lender not less than three Business Days’ notice, to convert all (but not less than all) of any such Eurodollar Loan into a Base Rate Loan, but such election shall not diminish the Borrowers’ obligation to pay all Reimbursable Taxes.

(iv) Notwithstanding the foregoing provisions of this section, the Borrowers shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America (other than any portion thereof attributable to a change in federal income tax Laws effected after the date hereof) from interest, fees or other amounts payable hereunder for the account of any Lender, other than a Lender (i) who is a U.S. person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with Agent (with copies provided to the Borrowers) for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if Borrowers shall so deduct or withhold any such taxes, it shall provide a statement to Agent and such Lender, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender may reasonably request for assisting such Lender to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender is subject to tax. As used in this section, “Prescribed Forms” means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of the Lender providing the forms or statements, or (y) the Internal Revenue Code, permit the Borrowers to make payments hereunder for the account of such Lender free of such deduction or withholding of income or similar taxes.

(e) Change of Applicable Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 6(b) through (d) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office, provided that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such section. Nothing in this section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender provided in Sections 6(b) through (d).

(f) Replacement of the Lenders. If any Lender seeks reimbursement for increased costs under Sections 6(b) through 6(d), then within ninety days thereafter—

provided no Event of Default then exists—the Borrowers shall have the right (unless such Lender withdraws its request for additional compensation) to replace such Lender by requiring such Lender to assign its Loans and Notes and its commitments hereunder to an Eligible Assignee reasonably acceptable to the Agent and to the Borrowers, provided that: (i) all Obligations of the Borrowers owing to such Lender being replaced (including such increased costs, but excluding principal and accrued interest on the Notes being assigned) shall be paid in full to such Lender concurrently with such assignment, and (ii) the replacement Eligible Assignee shall purchase the Note being assigned by paying to such Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrowers, the Agent, such Lender and the replacement Eligible Assignee shall otherwise comply with Section 18(f)(iii). Notwithstanding the foregoing rights of the Borrowers under this section, however, the Borrowers may not replace any Lender which seeks reimbursement for increased costs under Section 6(b) through (d) unless the Borrowers are at the same time replacing all the Lenders which are then seeking compensation for the same costs.

7. Letters of Credit.

(a) LC Commitment. Subject to the terms and conditions hereof, the Borrowers may until the Loan Maturity Date request the Agent to arrange for the issuance by Fortis or an Affiliate of Fortis acceptable to the Borrowers (the “LC Issuer”) of one or more Letters of Credit under the Revolving Commitment, provided that, after taking such Letter of Credit into account:

(i) the Facility Usage does not exceed the Borrowing Base at such time; and

(ii) the aggregate amount of LC Obligations at such time does not exceed $5,000,000.00;

(iii) the expiration date of such Letter of Credit is prior to the Loan Maturity Date;

(iv) the form and terms of such Letter of Credit are acceptable to such LC issuer in its sole and absolute discretion; and

(v) each of the conditions set forth in Section 13 hereof have been satisfied or waived.

LC Issuer will honor any such request if the foregoing conditions (i) through (v) (in the following Subsection (b) called the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for Letter of Credit that does not meet the LC Conditions, but has no obligation to do so.

(b) Requesting Letters of Credit. The Borrowers’ Representative must make written application for any Letter of Credit (“LC Application”) at least three Business

Days before the date on which the Borrowers desire such Letter of Credit to be issued, by delivering such LC Application to the Agent. The Agent shall promptly deliver such LC Application to LC Issuer. By making any such LC Application the Borrowers shall be deemed to have represented and warranted to each Lender and LC Issuer that the LC Conditions described in Subsection (a) will be met as of the date of issuance of such Letter of Credit. Each such LC Application for a Letter of Credit must be made in writing in the form and substance acceptable to LC Issuer, the terms and provisions of which are hereby incorporated herein by reference, provided that no such LC Application may impose any fee or requirement for additional Collateral above and beyond those fees and collateral requirements imposed by this Agreement. Two Business Days after the LC Conditions for a Letter of Credit have been met as described in Subsection (a) (or if an LC Issuer otherwise desires to issue such Letter of Credit), LC Issuer will issue such Letter of Credit at LC Issuer’s office, and will provide the Agent with a specimen copy of the Letter of Credit so issued. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

(c) Reimbursement and Participations.

(i) Each Matured LC Obligation shall constitute an Advance by the Agent to the Borrowers. The Borrowers promise to pay to the Agent, or to the Agent’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon at the rate applicable to Base Rate Loans, accruing commencing the day after the date on which such reimbursement payment was due.

(ii) LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and—to induce LC Issuer to issue Letters of Credit hereunder—each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder by LC Issuer and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Revolving Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by the Borrowers). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(iii) Whenever an LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if such LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrowers or by application of LC Collateral or otherwise, and excluding only interest for any period prior to such LC Issuer’s demand that such Lender make such payment of its Percentage Share), such LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by such LC Issuer; provided, however, that if any such payment received by an LC Issuer must thereafter be returned by such LC Issuer, such Lender shall return to such LC Issuer the portion thereof which such LC Issuer has previously distributed to it.

(iv) A written advice setting forth in reasonable detail the amounts owing under this section, submitted by an LC Issuer to the Borrowers or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

(d) Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, the Borrowers agree to pay to the Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit fee at a rate equal to the applicable LIBOR Margin on the amount of all Letters of Credit. Each such fee will be calculated on a daily basis, on the face amount of Letters of Credit outstanding on each day at the above applicable rate and will be payable quarterly in arrears. In addition, the Borrowers will pay to LC Issuer an administrative issuance fee of $500.00 for each Letter of Credit issued by LC Issuer and an amendment fee of $500.00 for each Letter of Credit, each such fee to be payable upon issuance or amendment, respectively, of a Letter of Credit.

(e) No Duty to Inquire.

(i) LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. The

Borrowers agree to hold LC Issuer and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender, provided only that no Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

(ii) If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrowers, or if the amount of any Letter of Credit is increased at the request of the Borrowers, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(iii) If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, not shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and the Borrowers further agree to hold LC Issuer and each other Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender, provided only that no Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

(f) LC Collateral.

(i) If, after the making of all mandatory prepayments required under Section 4(b), the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the Borrowing Base Deficiency the Borrowers will immediately pay to LC Issuer an amount equal to such excess. LC Issuer will hold such amount as security for the remaining LC Obligations (all such amounts held as security for LC Obligations being herein collectively called “LC Collateral”) until such LC Obligations become Matured LC Obligations, at which time such LC Collateral may be applied to such Matured LC Obligations. Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including any LC Application, or any rights which any Lender may have to otherwise apply any payments by the Borrowers and any LC Collateral under Section 6 (a).

(ii) If the Obligations or any part thereof become immediately due and payable pursuant to Section 16 then, unless Required Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Required Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and the Borrowers shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding. All amounts so paid shall first be applied to Matured LC Obligations and then held by LC Issuer as LC Collateral until such LC Obligations become Matured LC Obligations, at which time such LC Collateral shall be applied to such Matured LC Obligations.

(iii) Pending application thereof, all LC Collateral shall be invested by LC Issuer in such interest-bearing investments as LC Issuer may choose in its sole but reasonable discretion. All interest on such investments shall be reinvested or applied to Matured LC Obligations. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of the Borrowers’ reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral. The Borrowers hereby assign and grant to LC Issuer a continuing security interest in all LC Collateral paid by it to LC Issuer, all investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents, and the Borrowers agree that such LC Collateral and investments and proceeds shall be subject to all of the terms and conditions of the Security Documents. The Borrowers further agree that LC Issuer shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

(iv) When the Borrowers are required to provide LC Collateral for any reason and fails to do so on the day when required, LC Issuer may without notice to the Borrowers or any other Restricted Person provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of the Borrowers or any other Person also liable to make such payments. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights under each Security Document to obtain such amounts.

8. Collateral Security.

(a) Effective Date. To secure the performance by the Borrowers of the Obligations hereunder and under the Notes, Security Documents and Hedging Contracts, whether now or hereafter incurred, matured or unmatured, direct or contingent, including extensions, modifications, renewals and increases thereof, and substitutions therefor, the Borrowers shall, as of the Effective Date, have:

(i) caused AEI to grant and assign to the Agent, on behalf of the Lenders, a first priority Lien on all of its shares of stock in Ascent Oil and Gas and the Cash Proceeds therefrom;

(ii) granted and assigned to the Agent, on behalf of the Lenders, a first priority Lien, subject only to Permitted Liens, on not less than 95% of the Borrowers’ Oil and Gas Real Properties (the “Continuing 95% Test”) and all of Borrowers’ Oil and Gas Personal Properties, related assets and the Cash Proceeds of all of the foregoing; and

(iii) caused Pontotoc Gathering to grant and assign to the Agent, on behalf of the Lenders, a first Priority Lien, subject only to Permitted Liens, on the lease of its gas gathering system.

(b) Subsequently Acquired Oil and Gas Properties. The Borrowers and their existing and newly organized or acquired Restricted Subsidiaries shall grant security interests and mortgage Liens to the Agent, on behalf of the Lenders, in and on any subsequently acquired (either directly or through the acquisition of a Person who thereby becomes a Restricted Person) Oil and Gas Properties, including without limitation, any Oil and Gas Properties acquired with financing from Acquisition Loans, and the Cash Proceeds therefrom within thirty (30) days of the acquisition of such Oil and Gas Properties by the Person in question such that the Borrowers are in compliance with the Continuing 95% Test. If any Borrower subsequently forms or acquires any Unrestricted Subsidiaries, such Unrestricted Subsidiaries are not required to guarantee the Borrowers’ Obligations or grant the Agent or any of the Lenders security interests in or mortgage Liens on their Oil and Gas Properties or the Cash Proceeds therefrom.

(c) Form of Security Documents. The granting and assigning of such security interests and Liens by the Borrowers and each other Restricted Person shall be pursuant to the Security Documents in form and substance reasonably satisfactory to the Agent.

(d) Title Work. As of the Effective Date, the Borrowers shall have furnished to the Agent Title Documents reasonably satisfactory to the Agent with respect to the title and Lien status of at least 85% of all Oil and Gas Real Properties of the Borrowers and any Restricted Subsidiaries that are included in the Borrowing Base, considered on an aggregate basis for all such Persons and calculated according to the Loan Values established for such Oil and Gas Real Properties by the Agent as of such date. At or prior to the addition of any subsequently acquired Oil and Gas Real Properties to the Collateral pursuant to Section 8(b) above, the Borrowers shall furnish to the Agent Title Documents reasonably satisfactory to the Agent with respect to the title and Lien status of a sufficient number of such subsequently acquired Oil and Gas Real Properties so that the Agent shall at all times have Title Documents reasonably satisfactory to the Agent with respect to at least 85% of all Oil and Gas Real Properties of the Borrowers and the other Restricted Subsidiaries that are included in the Borrowing Base, considered on an aggregate basis for all such Persons and calculated according to the Loan Values established for such Oil and Gas Real Properties by the Agent as of the Effective Date of the addition of the subsequently acquired Oil and Gas Real Properties to the Collateral pursuant to Section 8(b) above (the “Continuing 85% Test”). If, at any time after the Effective Date, the Borrowers fail to provide Title Documents reasonably satisfactory to the Agent for a sufficient number of Oil and Gas Real Properties to meet the Continuing 85% Test, such failure shall not constitute an Event of Default, but the Agent shall reduce the Borrowing Base by written notice to the Borrowers as required to bring the Borrowers into compliance with the Continuing 85% Test until such Title Documents are provided.

Without regard to whether the Borrowers or any Restricted Subsidiary provides satisfactory Title Documents with respect to a particular Oil and Gas Real Property owned by such Person, such Oil and Gas Real Property shall, nevertheless, be encumbered by a mortgage in favor of the Agent, on behalf of the Lenders, and shall be included in the Collateral.

(e) Intentionally Omitted.

(f) Release of Oil and Gas Real Properties. Upon the Borrowers’ request, the Agent shall release any Oil and Gas Real Property and associated Oil and Gas Personal Property from all mortgages, security interests and other Liens in favor of the Agent on behalf of the Lenders in order to permit the Restricted Person that owns such Oil and Gas Property (i) to assign an interest pursuant to a farm-out of such Oil and Gas Property in the ordinary course of business or (ii) to sell such Oil and Gas Property to another Person as permitted by Section 14(o).

(g) Security for Hedging Contracts. The Agent and the Lenders agree that upon execution and delivery of the Hedging Contract required by Section 14(r) or permitted by Section 15(n) by any Qualified Hedging Counterparty, such Qualified Hedging Counterparty shall possess a pari passu Lien in the Collateral and the Cash Proceeds therefrom as security for the obligations of the Borrowers and the other Restricted Subsidiaries under the Hedging Contracts. Accordingly, the Agent, the Lenders and the Borrowers agree that each of the existing Security Documents and each new Security Document shall inure to the benefit of such Qualified Hedging Counterparty as a “Lender” under the grants described in this Section 8, in the Security Documents and under the sharing agreement more fully described in Section 17(g) below.

9. Borrowing Base.

(a) Initial Borrowing Base. During the period from the Effective Date to the next Determination Date, the Borrowing Base shall be Sixty-Five Million Dollars ($65,000,000). Subsequent determinations of the Borrowing Base shall be made by the Agent semiannually on the dates set forth hereinbelow or as Unscheduled Redeterminations.

(b) Regularly Scheduled Redeterminations of the Borrowing Base. On or before each August 31 commencing August 31, 2006, the Borrowers’ Representative shall furnish the Agent an engineering report in form and substance satisfactory to the Agent in its reasonable discretion prepared by a representative of the Borrowers covering all of the Borrowers’ and their Restricted Subsidiaries’ Oil and Gas Real Properties. On or before each February 28 commencing February 28, 2006, the Borrowers’ Representative shall furnish the Agent an engineering report in form and substance satisfactory to the Agent in its reasonable discretion prepared by a representative of the Borrowers but audited by an independent third party engineer selected by the Borrowers and approved by the Agent covering all of the Borrowers’ and their Restricted Subsidiaries’ Oil and Gas Real Properties. All such engineering reports shall employ economic and pricing parameters used by the Agent as established from time to time but consistently applied to all similarly situated customers of the Agent, and all such engineering reports shall include such other information concerning the value of the Oil and Gas Real Properties in question as the Agent may deem necessary to determine the value of such Oil and Gas Real Properties. The engineering reports furnished August 31 and February 28 pursuant to this section shall be prepared as of the preceding June 30 and December 31, respectively.

(c) Unscheduled Redeterminations. Within thirty (30) days after either (i) receipt of notice from the Agent that the Required Lenders require an Unscheduled Redetermination, or (ii) the Borrowers’ Representative giving notice to the Agent of the Borrowers’ desire to have an Unscheduled Redetermination performed, the Borrowers’ Representative shall furnish to the Lenders an engineering report prepared by a representative of the Borrowers in form and substance satisfactory to the Agent valuing the Borrowers’ and their Restricted Subsidiaries’ Oil and Gas Real Properties using the same methodology used by the Borrowers’ representative under Section 9(b) and shall include such other information concerning the value of the Oil and Gas Real Properties in question as the Agent shall deem reasonably necessary to determine the value of such Oil and Gas Real Properties. The Agent and the Borrowers may each request no more than one Unscheduled Redetermination between regularly scheduled determinations under Section 9(b).

(d) Procedure for Redetermining the Borrowing Base. Within twenty-five (25) days after Agent’s receipt of any engineering report required under Section 9(b) or (c) above, Agent will notify the Lenders of its recommended Borrowing Base. Within fifteen (15) days following receipt of such notice, each Lender shall notify the Agent in writing stating whether or not such Lender agrees with the Agent’s recommendation. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Agent, such silence shall be deemed to be an approval of the recommended Borrowing Base. The Borrowing Base may be decreased from the then effective Borrowing Base with the consent of Required Lenders, but may only be increased from the then effective Borrowing Base with the consent of all of the Lenders. If the Required Lenders or all of the Lenders, as the case may be, have approved or are deemed to have approved the recommendation, then the Agent promptly shall notify the Borrowers’ Representative of the Borrowing Base as so redetermined, whereupon that redetermined value shall become effective (and shall remain effective until the Borrowing Base is again redetermined as provided in this Section 9) no later than November 1 (in the case of engineering reports due on August 31) and May 1 (in the case of engineering reports due on February 28) (November 1 and May 1, or any other date on which a redetermination of the Borrowing Base takes effect, are herein called a “Determination Date”). If Required Lenders or all of the Lenders, as the case may be, have not approved or are not deemed to have approved the Borrowing Base within the 15-day period following their receipt of the proposed amount from the Agent, the Borrowing Base shall be set at the amount of the then current Borrowing Base, and the Borrowing Base shall remain at such level until the Required Lenders or all of the Lenders, as the case may be, utilizing the procedure outlined herein, agree on a new Borrowing Base.

(e) Failure to Furnish Information. If the Borrowers do not furnish all such information, reports and data by the dates specified in this section, unless such failure is of no fault of the Borrowers, the Agent may nonetheless designate the Borrowing Base at any amount which the Agent determines in its reasonable discretion and, with the consent of the Required Lenders, may redesignate the Borrowing Base from time to time thereafter until the Agent receives all such information, reports and data, whereupon the Agent shall designate a new Borrowing Base as described above.

(f) Calculation of the Borrowing Base. The Agent and the Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which the Agent and the Lenders in their discretion (using such methodology, assumptions and discounts rates as they customarily use in assigning collateral value to oil and gas properties for similarly situated customers of the Lenders) assign to the Oil and Gas Real Properties of the Borrowers and their Restricted Subsidiaries at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, and prospects of the Borrowers and their Restricted Subsidiaries) as the Agent and the Lenders customarily consider in evaluating similar oil and gas credits.

(g) Reduction of Borrowing Base Following Sale. If at any time any of the Borrowers’ or their Restricted Subsidiaries’ Oil and Gas Properties are sold, the Borrowing Base then in effect shall be reduced as provided in Section 14(o) by an amount equal to the Loan Value formerly attributable to such Oil and Gas Properties.

10. Fees.

(a) Commitment Fee.

(i) In consideration of each Lender’s commitment to make Revolving Loans and the Agent’s commitment to arrange for the issuance of Letters of Credit, the Borrowers will pay to the Agent for the account of each Lender a commitment fee determined on a daily basis following the Effective Date by applying a rate equal to the Commitment Margin per annum to such Lender’s Percentage Share of the unused portion of the Borrowing Base on each day, determined for each such day by deducting from the amount of the Borrowing Base at the end of such day the Facility Usage. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter, commencing December 31, 2005, and at the Loan Maturity Date.

(ii) In consideration of each Lender’s commitment to make Acquisition Loans, the Borrowers will pay to the Agent for the account of each Lender a commitment fee at a rate equal to the Commitment Margin per annum on such Lender’s Percentage Share of the unused portion of the Acquisition Commitment. Such commitment fee shall be calculated and be payable in the manner described in paragraph (a)(i) above.

(b) Disbursement Fee. The Borrowers agree to pay the Agent for the account of each Lender a disbursement fee equal to 0.50% of each Advance of an Acquisition Loan. Such disbursement fee shall be payable at the time of each such Advance.

(c) Agency and Other Fees. The Borrowers agree to pay to the Agent and the Lenders the fees as set forth in the fee letter dated as of the Effective Date between the Agent and the Borrowers.

11. Representations and Warranties. In order to induce each Lender to enter into this Agreement, each Borrower hereby represents and warrants to each Lender:

(a) No Default. No event has occurred and is continuing which constitutes an Event of Default.

(b) Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

(c) Authorization. Each Borrower is duly authorized to borrow funds hereunder. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

(d) No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is or will be a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the organizational documents of any Restricted Person, or (iii) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

(e) Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

(f) Financial Statements. AEI has heretofore delivered to each Lender the audited Consolidated Financial Statements of AEI dated as of the fiscal year ending December 31, 2004 and the unaudited Consolidated Financial Statements of AEI dated as of the Fiscal Quarter ending September 30, 2005. Such Financial Statements fairly present AEI’s consolidated financial position at the respective date thereof and the consolidated results of AEI’s operations and consolidated cash flows for the respective period thereof, subject to, in the case of unaudited quarterly Financial Statements, normal year-end adjustments. Since the date of such Financial Statements, there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Restricted Persons, except as disclosed to the Lenders in the Disclosure Schedule or a Disclosure Report, (ii) any material change by AEI in its accounting methods, principles or practices, except as required by changes in GAAP, or (iii) any revaluation by any Restricted Persons of any of its material assets, other than in the ordinary course of business. All Financial Statements were prepared in accordance with GAAP.

(g) Other Obligations and Restrictions. No Restricted Person has any outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrowers or material with respect to AEI’s consolidated financial condition and not shown in the Financial Statements or disclosed in the Disclosure Schedule or a Disclosure Report. Except as shown in the Financial Statements or disclosed in the Disclosure Schedule or a Disclosure Report, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to have a material adverse impact on such Restricted Person.

(h) Full Disclosure. No certificate, written statement or other written information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to the Borrowers (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to the Borrowers that has not been disclosed to the Agent in writing which could reasonably be expected to have a Material Adverse Effect. To the Borrowers’ knowledge, there are no statements or conclusions in any engineering report furnished to the Agent with respect to the Oil and Gas Real Properties which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each engineering report furnished to the Agent with respect to the Oil and Gas Real Properties is necessarily based upon professional opinions, estimates and projections and that the Borrowers do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(i) Litigation. Except as disclosed in the Financial Statements or in the Disclosure Schedule or in a Disclosure Report: (a) there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the Borrowers’ knowledge, threatened, against any Restricted Person before any court, agency or arbitral Tribunal which could reasonably be expected to have a material adverse impact on such Restricted Person, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such court, agency or arbitral Tribunal against any Restricted Person or, to the Borrowers’ knowledge, any Restricted Person’s stockholders, partners, directors or officers which could reasonably be expected to have a material adverse impact on such Restricted Person.

(j) Labor Disputes and Acts of God. Except as disclosed in the Disclosure Schedule or a Disclosure Report, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty, which could reasonably be expected to have a material adverse impact on such Restricted Person, taking into account any available insurance proceeds.

(k) ERISA Plans and Liabilities. All currently existing plans (as defined in ERISA, each, an “ERISA Plan”) for the Restricted Persons are listed in the Disclosure Schedule or a Disclosure Report. Except as disclosed in the Financial Statements or in the Disclosure Schedule or a Disclosure Report, no termination event (as defined in ERISA, each, a “Termination Event”) has occurred with respect to any ERISA Plan and all affiliates of the Restricted Person as defined in ERISA (each, an “ERISA Affiliate”) are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule or a Disclosure Report: (a) no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $500,000.

(l) Names and Places of Business. Except as set forth on the Disclosure Schedule or in a Disclosure Report, no Restricted Person has, during the preceding five years, had, been known by, or used any other trade or fictitious name. Except as otherwise indicated in the Disclosure Schedule or a Disclosure Report, the chief executive office and principal place of business of each Restricted Person are (and, except as otherwise indicated in the Disclosure Schedule or a Disclosure Report, for the preceding five years have been) located at the address of the Borrowers set out on the signature pages hereto. Except as indicated in the Disclosure Schedule or a Disclosure Report, no Restricted Person has any other executive office or principal place of business.

(m) Subsidiaries. Attached as Annex B is an organization chart showing SLPH’s and AEI’s Subsidiaries as of the Effective Date. The Borrowers do not presently have any Subsidiary or own any stock in any other corporation or association except those listed in Schedule 5 hereto or a Disclosure Report. No Borrower or Restricted Subsidiary is a member of any general or limited partnership, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule or a Disclosure Report. Except as otherwise listed in a Disclosure Report, the Borrowers own, directly or indirectly, the equity interest in each of the Subsidiaries which is indicated in the Disclosure Schedule.

(n) Government Regulation. No Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Property Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

(o) Insider. No Restricted Person, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of any Restricted Person, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary, or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.

(p) Solvency. Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by the Borrowers and the consummation of the transactions contemplated hereby and by the Restructuring Plan, each Restricted Person will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws).

(q) Real Property Other Than Oil and Gas Real Properties.

(i) Except as set forth in the Disclosure Schedule or a Disclosure Report, each of the Borrowers and their Restricted Subsidiaries does not own and does not have any interest in any real property, other than Oil and Gas Real Properties or other than pursuant to a valid lease.

(ii) Except as supplemented in a subsequent Disclosure Report, the Disclosure Schedule lists and describes briefly all real property leased or subleased to each of the Borrowers and their Restricted Subsidiaries, other than Oil and Gas Real Properties. Except as supplemented in a subsequent Disclosure Report, with respect to each material lease and sublease listed in the Disclosure Schedule, all such leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases or subleases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against the Borrowers.

(r) Oil and Gas Real Properties. As of the Effective Date, the Oil and Gas Real Properties which are owned by each Borrower are listed on Schedule 4. Each material oil or gas well included in such Oil and Gas Real Properties on the Effective Date is listed in the Reserve Reports, and, unless otherwise noted on the Disclosure Schedule or a Disclosure Report, capable of producing in paying quantities. Except as set forth in the Disclosure Schedule, on the Effective Date, all oil and gas wells included in the Oil and Gas Real Properties owned by the Borrowers or any Restricted Subsidiary will be located on, or pooled or unitized with, an oil and gas lease described in the legal description contained in a mortgage or other Security Documents which will be duly executed and delivered to the Agent on the Effective Date.

(s) Title to Oil and Gas Real Properties. Except as set forth in the Disclosure Schedule or a Disclosure Report, the Borrowers and their Restricted Subsidiaries have Good Title (as defined below) to sufficient Oil and Gas Real Properties to comply with the Continuing 85% Test, considered on an aggregate basis for all such Persons, and calculated according to the Loan Values established for such Oil and Gas Real Properties established by the Agent. For purposes of this Agreement, “Good Title” shall mean good and defensible title which is (i) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction and is sufficient against competing claims of bona fide purchasers for value without notice and (ii) free and clear of all encumbrances, other than Permitted Liens and such encumbrances that a reasonably prudent purchaser of oil and gas properties and a prudent lender that is lending against such Oil and Gas Real Properties as collateral would accept in light of the value of the property affected, the improbability of assertion of the defect or irregularity, or the cost of performing curative work.

(t) Oil and Gas Real Properties of Restricted Persons. Except as set forth in the Disclosure Schedule or in a Disclosure Report: (i) there are no preferential purchase rights, first refusal rights, consent requirements, or other similar contractual rights granted to any third parties applicable to any Borrowers’ or any Restricted Subsidiary’s Oil and Gas Real Properties; (ii) no Borrower or Restricted Subsidiary has been advised by any operator, lessor or any other party of any default under any such Oil and Gas Real Properties which default has not heretofore been cured in all respects and which default could reasonably be expected to have a material adverse impact on such Restricted Person; (iii) except with respect to leases or other non-fee ownership Oil and Gas Real Properties which a Borrower or Restricted Subsidiary does not wish to maintain, all proper and timely payments (including royalties, delay rentals and shut-in royalties) due with respect to such Restricted Person’s Oil and Gas Real Properties have been timely made and paid by such Restricted Person if such Restricted Person is the operator of any such lease or other non-fee ownership Oil and Gas Real Properties; and (iv) the Borrower and the Restricted Subsidiaries are entitled to be paid, and are being paid, in all material respects, their percentage of net revenue interests included in such Restricted Person’s Oil and Gas Properties without suspense.

(u) Refund. Except as included or reflected on the Financial Statements or as set forth in the Disclosure Schedule or a Disclosure Report: (i) no Borrower or Restricted Subsidiary is obligated by virtue of a prepayment arrangement under any gas contract containing a “take or pay” or similar provision, a production payment or any other arrangement to deliver any material amount of gas or oil attributable to such Restricted Person’s Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; and (ii) no Borrower or Restricted Subsidiary has received any funds or payments from purchasers of production of gas under gas contracts which are subject to a potential refund, the payment of which could reasonably be expected to have a Material Adverse Effect.

(v) Payout Balances; Gas Balancing. The Disclosure Schedule contains a reasonably complete and accurate list of the status, as of [September 30, 2005], with respect to wells operated by the Restricted Persons, and as of [September 30, 2005], with respect to third party operated wells, of: (a) the “payout” balance for each Oil and Gas Real Property of any Restricted Person that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production); and (b) all gas balancing obligations and rights for each of the Oil and Gas Real Property of any Restricted Person which is subject to a gas balancing overage or underage.

(w) Operations. Except as set forth in the Disclosure Schedule or a Disclosure Report or where the failure to so comply could not reasonably be expected to have a material adverse impact on the Borrower or Restricted Subsidiary affected:

(i) All of the wells operated by any Borrower or the Restricted Subsidiary included in the Oil and Gas Real Properties of such Restricted Person have been drilled within the boundaries of such Oil and Gas Real Properties or within the limits otherwise permitted by contract, pooling or unit agreement, lease instrument, and by law and in accordance with generally prevailing standards of the oil and gas industry.

(ii) All drilling and completion of the wells operated by any Borrower or Restricted Subsidiary in such Oil and Gas Real Properties and all development and operations on such Oil and Gas Real Properties have been conducted in compliance in all material respects with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders, and decrees of any court or governmental body or agency.

(iii) With respect to wells operated by any Borrower or Restricted Subsidiary, all equipment constituting part of the Oil and Gas Personal Properties of each such Restricted Person has been installed, maintained, and operated by such Restricted Person as a prudent operator in accordance with generally prevailing standards of the oil and gas industry, and is currently in a state of repair so as to be adequate for normal operations by such Restricted Person.

(iv) No well operated by any Borrower or Restricted Subsidiary that is included in the Borrowing Base is subject to penalties on allowables because of any overproduction (legal or illegal) which would prevent the full legal and regular allowable (including maximum permissible tolerance) as prescribed by any court or federal, state or local governmental body or agency to be assigned to any such well.

(x) Plugging Status. All wells operated by any Borrower or Restricted Subsidiary that have been permanently plugged and abandoned have been so plugged and abandoned in accordance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders, and decrees of any court or governmental body or agency, except where the failure to so comply could not reasonably be expected to have a material adverse impact on such Restricted Person.

(y) Reserve Reports.

(i) All of the Oil and Gas Real Properties owned by any Borrower or Restricted Subsidiary that will be encumbered by the Security Documents as of the Effective Date are included in the Reserve Reports.

(ii) To the Borrowers’ knowledge, the information contained in the Reserve Reports regarding the Oil and Gas Real Properties was reasonable on the date each such Reserve Report was prepared and did not contain materially untrue statements of fact or omit to state material facts which if completely and accurately stated would have had a net effect upon the estimated net recoverable quantities of oil and gas reflected in the Reserve Reports. To the Borrowers’ knowledge, all lease operating expenses outlined in the Reserve Reports were based upon good faith estimates of such expenses and are not materially inconsistent with currently existing related contractual obligations and currently existing legal requirements.

(iii) Since later of (x) the date of the Reserve Reports or (y) the most recent engineering report provided under Section 9, there has not been any change in the reserves described therein, other than reserve reductions due to normal production at or near the production rates set forth in the Reserve Reports or in the subsequent engineering report provided under Section 9, as the case may be.

(z) Financial and Commodity Hedging. The Disclosure Schedule accurately summarizes the outstanding hydrocarbon and financial hedging positions of the Borrowers and their Restricted Subsidiaries (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Disclosure Schedule.

(aa) Environmental Matters. Except as disclosed in the Disclosure Schedule or in any subsequent Disclosure Report:

(i) there are no material claims, investigations or inquiries pending or threatened against any Restricted Person (or naming any Restricted Person as a potentially responsible party) based on noncompliance with any Environmental Laws at any of the properties or facilities currently or formerly owned, leased or operated by such Restricted Person;

(ii) all activities of the Restricted Persons in the conduct of the business of each Restricted Person have been conducted in compliance in all material respects with all applicable Environmental Laws except where the failure to comply could not reasonably be expected to have a material adverse impact on such Restricted Person;

(iii) no Restricted Person has, with respect to such Restricted Person’s business, filed any notice under any Environmental Laws reporting past or present treatment, storage or disposal of a Hazardous Material or reporting a Release of a Hazardous Material, which treatment, storage, disposal, or Release could reasonably be expected to have a material adverse impact on such Restricted Person;

(iv) no encumbrance in favor of any Governmental Entity for (A) any liability under Environmental Laws or (B) damages arising from or costs incurred by such Governmental Entity in response to a Release of a Hazardous Material or other substance into the environment has been filed or is attached to any property or assets of any Restricted Person;

(v) no Restricted Person has any material contingent liability in connection with (A) the Release or threatened Release into the environment at, beneath or on any property or facility now or previously owned, leased or operated by such Restricted Person or (B) the storage or disposal of any Hazardous Material;

(vi) no Restricted Person has received any claim, complaint, notice, letter of violation, inquiry or request for information involving any material matter which remains unresolved as of the Effective Date with respect to any alleged material violation of any Environmental Laws or regarding potential material liability under any Environmental Laws relating to operations or conditions of any facility or property (including off-site storage or disposal of any Hazardous Material from such facility or property) currently or formerly owned, leased or operated by such Restricted Person;

(vii) to the Borrowers’ knowledge, no property now or previously owned, leased or operated by any Restricted Person is listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”) or on any other federal or state list as a site requiring investigation or cleanup;

(viii) no Restricted Person is transporting, has transported or is arranging for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or, to Borrowers’ knowledge, which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to lead to material claims against such Restricted Person for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(ix) except for routine cleanup of drilling and production sites, there are no sites, locations or operations at which any Restricted Person is currently undertaking, or has completed, any removal, remedial or response action relating to any disposal of Hazardous Materials or Release, as required by Environmental Laws;

(x) each Restricted Person has obtained all material permits, licenses, franchises, variances, authorizations, consents, certificates, exemptions, orders and approvals from all Governmental Entities (“Environmental Permits”) that are required in respect of its business or operations under any applicable Environmental Laws, and each of such Environmental Permits is in full force and effect; each Restricted Person has complied with all such Environmental Permits in all material respects, and there is no action, investigation or proceeding pending or, to the Borrowers’ knowledge, threatened regarding any Environmental Permit;

(xi) no Restricted Person owns or operates any underground storage tanks, treatment, storage or disposal facilities under the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder, or solid waste disposal facilities; and

(xii) each Restricted Person has provided the Agent all environmental audits, tests, results of investigations and analyses that have been performed within twelve (12) months of the Effective Date with respect to any property or facility currently or formerly owned, leased or operated by such Restricted Person.

(xiii) As used herein:

(A) “Hazardous Material” means (A) any chemicals or other materials or substances that are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or words of similar import under any Environmental Law, but excluding petroleum and petroleum products and byproducts and naturally occurring radioactive materials associated with production; and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law but excluding petroleum and petroleum products and by-products and naturally occurring radioactive material associated without production.

(B) “Release” means any actual or threatened (as defined under CERCLA) release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

(bb) Marketing. Each Borrower’s and Restricted Subsidiary’s marketing arrangements with respect to that portion of the Oil and Gas Real Properties which are capable of producing in commercial quantities are valid, enforceable and in full force and effect.

(cc) Net Revenue/Working Interest. After giving full effect to the Permitted Liens, each Borrower or Restricted Subsidiary owns the net revenue interests in production attributable to the Oil and Gas Real Properties disclosed in Schedule 4 and covered by the mortgages and other Security Documents as is reflected in the Reserve Reports or most recently delivered engineering report under Section 9 and the ownership of such Oil and Gas Real Properties will not in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of any such Oil and Gas Real Property in an amount in excess of the working interest of each such property set forth in the Disclosure Schedule or in a subsequent Disclosure Report.

(dd) Compliance with the Law. No Restricted Person has violated any material legal requirement or failed to obtain any material license, permit, franchise or other governmental authorization necessary for the ownership of its Oil and Gas Real Properties or the conduct of its business. Each Borrower’s or Restricted Subsidiary’s Oil and Gas Real Properties have been maintained, operated and developed in good and workmanlike manner and in material conformity with all material applicable laws and all rules, regulations and orders of duly constituted authorities having jurisdiction and in conformity in all material respects with the provisions of all leases, subleases or other contracts forming a part of such Oil and Gas Real Properties.

(ee) Bonds and Insurance.

(i) The Disclosure Schedule as supplemented from time to time by Disclosure Reports contains an accurate and complete description of all performance bonds related to operations on or pertaining to the Oil and Gas Real Properties, and all material policies of insurance owned or held by the Borrowers and each Restricted Person. All such policies are in full force and effect for the coverage periods specified on the Disclosure Schedule or Disclosure Report, all premiums with respect thereto covering all periods up to and including the Effective Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy (except where such policy has been replaced by a substitute policy providing similar coverage).

(ii) Such bonds and policies are sufficient for compliance with all requirements of law and of all agreements to which any Borrower or any Restricted Person is a party; are valid, outstanding and enforceable policies; provide adequate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are required by law and/or usually insured or bonded against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrowers and each of Restricted Person; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

(iii) Except as disclosed in the Disclosure Schedule, no Borrower nor any Restricted Person has been refused any bonds or insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary bond or policy limits, by any bonding company or insurance carrier to which it has applied for any such bond or insurance or with which it has carried insurance during the last three years except where such Borrower or other Restricted Person has been able to obtain substitute bonds or insurance providing similar coverage.

(ff) Leases. As of the date of any determination of the Borrowing Base, the oil and gas leases associated with the Oil and Gas Real Properties in the Borrowing Base will be in full force and effect in accordance with their respective terms, and there will exist no material defaults in the performance of any obligations thereunder or, to the Borrowers’ knowledge, any event that with notice or lapse of time, or both, would constitute a default under any such oil and gas leases.

12. Conditions to Effectiveness of Agreement. The obligation of the Lenders to make Advances to the Borrowers and the Agent’s obligation to arrange for the issuance of the Letters of Credit on behalf of the Borrowers shall be subject to the following conditions precedent:

(a) Receipt of Documents. The Agent shall have received fully executed copies of the following:

(i) This Agreement.

(ii) The Notes.

(iii) Each Security Document listed on Section II of the Security Schedule or, as appropriate, amendments thereto.

(iv) Certain certificates of the Borrowers and AEI, including:

(A) An “Omnibus Certificate” of the Secretary and of the Chairman of the Board or President of each such Person which shall contain the names and signatures of the officers of each such Person authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors of each such Person and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Loan Documents delivered or to be delivered by such Person in connection herewith and the consummation of the transactions contemplated herein and therein, and (2) a copy of any and all amendments to each such Person’s charter documents and bylaws or regulations since July 27, 2004, certified by the appropriate official of the each such Person’s state of organization.

(B) A “Compliance Certificate” of the Chairman of the Board or President and of the chief financial officer of Borrower’s Representative, dated as of the Effective Date, in which such officers certify to the satisfaction of the conditions set out in subsections (a), (b) and (d) of Section 13.

(C) Certificate (or certificates) of the due formation, valid existence and good standing of each such Person in its state of organization, issued by the appropriate authorities of such jurisdiction, and certificates of such Person’s good standing and due qualification to do business, issued by appropriate officials in any states in which such Person owns property subject to Security Documents.

(b) Legal Opinion. The Agent shall have received from the Borrowers’ counsel a legal opinion in form and substance satisfactory to the Agent.

(c) Financial Statements. The Borrowers shall have delivered to the Agent true, correct and complete copies of AEI’s unaudited (i) annual Consolidated Financial Statements for the fiscal year ending December 31, 2004 and (ii) quarterly Consolidated Financial Statements for the Fiscal Quarter ending September 30, 2005.

(d) Payment of Expenses. The Borrowers shall have paid all fees and expenses due the Agent hereunder, including reasonable attorneys’ fees incurred in connection with the preparation of the Loan Documents.

(e) Note Issuance. The Agent shall have received evidence that AEI has issued the Senior Notes and the Senior Subordinated Notes pursuant to the Indenture and the Securities Purchase Agreement, and that AEI has no other Debt outstanding other than the Senior Notes and the Senior Subordinated Notes.

(f) Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(g) No Default. No Default or Event of Default shall have occurred and be continuing on such date.

(h) No Material Adverse Effect. No event or events which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred since December 31, 2004.

(i) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

13. Conditions to Each Advance. The obligation of the Lenders to make each Advance to the Borrowers and the obligation of the Agent to arrange for the issuance of each Letter of Credit shall be subject to the following conditions precedent:

(a) No Event of Default. No Event of Default shall have occurred and be continuing on the date of such Advance or Letter of Credit or would result from the making of the Advance or the issuance of such Letter of Credit;

(b) Representations and Warranties. The representations and warranties contained in Section 11 of this Agreement and each certificate or other writing delivered to the Agent pursuant hereto shall be correct on and as of the date of such Advance or Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties related solely to an earlier date);

(c) Notice of Advance. The Agent shall have received a Notice of Advance pursuant to Section 2(c) hereof with respect to such Advance or an LC Application pursuant to Section 7(b) hereof with respect to such Letter of Credit;

(d) Borrowing Base. Following such Advance, the total amount of outstanding Advances and LC Obligations will not exceed the Borrowing Base; and

(e) No Material Adverse Effect. No event shall have occurred or been disclosed to the Agent which could reasonably be expected to have a Material Adverse Effect on any Restricted Person.

14. Affirmative Covenants. Without the prior written consent of the Required Lenders, each Borrower shall at all times comply with the covenants contained in this section from the Effective Date and for so long as any part of this Agreement is in effect.

(a) Financial Statements and Reports. The Borrowers shall promptly furnish to the Agent from time to time upon request such information regarding the business and affairs and financial condition of the Borrowers, as the Agent may reasonably request, and will furnish to the Agent:

(i) Annual Audited Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year, the annual audited Consolidated Financial Statements of AEI (including a schedule of consolidation segregating AEI and Ascent Oil and Gas Consolidated) prepared in accordance with GAAP and audited by an independent accounting firm reasonably acceptable to the Agent;

(ii) Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter of each year, except for the last Fiscal Quarter, for which the time period shall be ninety (90) days, the quarterly unaudited Financial Statements of AEI and the quarterly unaudited Consolidated Financial Statements of Ascent Oil and Gas prepared in accordance with GAAP;

(iii) Additional Information. Promptly upon request of the Agent from time to time, any additional financial information or other information that the Agent may reasonably request.

(iv) Monthly Reports. At any time the Borrowers have failed to satisfy the covenants set forth in any of Sections 15(f), 15(g), 15(h) or 15(j), as soon as possible, and in any event within forty-five (45) days after the end of each calendar month, and continuing until such time as Borrowers are in compliance with each of the sections set forth above, a report in such form as the Borrowers and Agent may agree on the Borrowers’ production and financial results for the previous calendar month.

All such reports, information, balance sheets and Financial Statements referred to in Section 14(a) above shall be in such detail as the Agent may reasonably request and shall be prepared in a manner consistent with the Financial Statements.

(b) Certificates of Compliance. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Section 14(a)(i) hereof and each of the quarterly unaudited Financial Statements pursuant to Section 14(a)(ii) hereof, Ascent Oil and Gas will furnish or cause to be furnished to the Agent a certificate signed by its Chief Executive or Financial Officer (i) stating that each Borrower has fulfilled in all material respects its obligations under the Note(s) and the Security Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Potential Event of Default or an Event of Default has occurred, specifying the Potential Event of Default or Event of Default and the nature and status thereof; (ii) to the extent requested from time to time by the Agent, specifically affirming compliance of each Borrower in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Sections 15(c), (d), (e), (f), (g), (h) and (j); and (iv) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance.

(c) Accountant’s Certificate. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Section 14(a)(i) hereof, Ascent Oil and Gas will furnish a statement from the firm of independent public accountants which audited such Financial Statements to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default and specifically calculating the Borrowers’ compliance with Sections 15(c), (d), (e), (f), (g), (h) and (j) of this Agreement.

(d) Taxes and Other Liens. Each Restricted Person will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it which it is required to pay, or upon the income or any assets or property of such Restricted Person as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of such Restricted Person and which, in each instance or in aggregate, could reasonably be expected to result in a Material Adverse Effect; provided, however, that such Restricted Person shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed.

(e) Compliance with Laws. Each Restricted Person will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all Governmental Entities, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(f) Further Assurances. Each Restricted Person will cure promptly any defects in the creation, issuance, execution and delivery of the Loan Documents to which it is a party. Each Borrower, at its sole expense, will promptly execute and deliver to the Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Notes or more fully to state the obligations set out herein.

(g) Bonds and Insurance. Each Restricted Person now maintains and will continue to maintain all surface disturbance and performance bonds, and plugging bonds, as required by Law, as well as any necessary insurance with financially sound and reputable insurers. All insurance carried by each Restricted Person shall insure against such risks, have such coverage amounts, deductibles, and other terms, and be issued by such insurers as a similarly situated Person in the same industry would deem reasonable. Upon request of the Agent, each Restricted Person will furnish to the Agent a summary of its insurance coverage in form and substance satisfactory to the Agent, and, if requested, will furnish the Agent copies of the applicable policies.

(h) Right of Inspection. Each Borrower will permit any officer, employee or agent of the Agent to examine the books, records and accounts of such Borrower and its Restricted Subsidiaries, and take copies and extracts therefrom, all at such reasonable times following reasonable notices and as often as the Agent may reasonably request. The Agent will keep all such information confidential and will not without prior written consent disclose or reveal the information to any person other than the Agent’s officers, employees, legal counsel, regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required by law or in connection with the enforcement of the Agent’s rights and remedies under the Notes, this Agreement and the other Security Documents.

(i) Notice of Certain Events. The Borrowers shall promptly notify the Agent in writing if the Borrowers learn of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement by the Borrowers of the steps being taken to cure the Event of Default; or (ii) any material legal, judicial or regulatory proceedings affecting the Borrowers, of any of the assets or properties of the Borrowers; or (iii) any material dispute between any Borrower and any Person or Governmental

Entity; (iv) any other matter which in the Borrowers’ reasonable opinion could reasonably be expected to have a Material Adverse Effect, or (v) any event which constitutes an Event of Default under and as defined by the Indenture. The Borrowers shall promptly send all correspondence and documentation relating to these events to the Agent.

(j) Disclosure Reports. In addition to the notices required under Section 14(i) above, the Borrowers shall promptly notify the Agent in writing (each, a “Disclosure Report”) if the Borrowers learn of any event, circumstance, or occurrence that renders the Disclosure Schedule or the representations and warranties under Section 11 inaccurate in any material respect.

(k) Environmental Matters. Each Borrower will deliver to the Agent (1) promptly upon its becoming available, one copy of each report sent by such Borrower or its Restricted Subsidiaries to any Governmental Entity pursuant to any Environmental Law relating to any matter which could reasonably be expected to have a Material Adverse Effect, (2) notice, in writing, promptly upon such Borrower’s receipt of such notice, of any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; or (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect, or (3) written notice of the existence of any Environmental Lien on any properties or assets of such Borrower or its Restricted Subsidiaries, and such Borrower shall immediately deliver a copy of any such notice to the Agent.

(l) Compliance and Maintenance. Each Borrower and Restricted Subsidiary will (i) except with respect to Oil and Gas Properties relating to wells such Restricted Person wishes to plug and abandon or to transfer a third party, maintain its Oil and Gas Properties in good and workable condition at all times and make all repairs, replacements, and improvements to its Oil and Gas Properties and other properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of the Borrowers exercised in good faith; and (ii) take or cause to be taken whatever actions are necessary to prevent an event or condition of default by such Restricted Person under the provisions of any gas purchase or sales contract or any lease comprising a part of its Oil and Gas Real Properties or other Collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect. The Borrowers shall, however, have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such default, and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

(m) Compliance with Leases and Other Instruments. Each Restricted Person will pay or cause to be paid and discharge all rentals, delay rentals, royalties, production payments, and indebtedness required to be paid by such Restricted Person, and do all things necessary to keep unimpaired the rights of the Borrowers thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require the Borrowers to perpetuate or renew any oil and gas lease or other lease or to prevent the Borrowers from abandoning or releasing any oil and gas lease or other lease or well when, in the opinion of the Borrowers exercised in good faith, it is not in the best interest of the Borrowers to perpetuate the same.

(n) Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Real Properties which are being operated by operators other than a Borrower or Restricted Subsidiary, such Restricted Person shall not be obligated to perform any undertakings contemplated by the covenants and agreements contained in Subsections 14(g), 14(k) or 14(1) hereof which are performable only by such operators and are beyond the control of such Restricted Person; provided, however, such Restricted Person agrees to promptly take all commercially reasonable actions available under any operating agreements or otherwise to bring about the performance of any such undertakings required to be performed thereunder.

(o) Sale of Oil and Gas Properties. Between redeterminations of the Borrowing Base under Section 9, the Borrowers and their other Restricted Subsidiaries may sell up to 10% of their Oil and Gas Properties, calculated on an aggregate basis for all such Persons and pursuant to the Loan Values most recently established by the Agent as of the calculation date. Provided that no Borrowing Base Deficiency then exists, the Borrowers and the Restricted Subsidiaries in question may retain all proceeds of any such sale, and the Agent may not reduce the Borrowing Base to reflect any such sale until the Agent’s next redetermination of the Borrowing Base under Section 9. Upon the Borrowers’ request, the Agent will inform the Borrowers of the Loan Value assigned to any Oil and Gas Property the Borrowers or the Restricted Subsidiaries wish to sell.

(p) Guaranties of the Borrowers’ Restricted Subsidiaries. Each Restricted Subsidiary of the Borrowers now existing or created, acquired or coming into existence after the Effective Date shall, promptly upon request by the Agent, execute and deliver to the Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of the Borrowers hereunder, which guaranty shall be satisfactory to the Agent in form and substance. The Borrowers will cause each of their Restricted Subsidiaries to deliver to the Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to the Agent and its counsel that such Restricted Subsidiary has taken all corporate or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

(q) Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, the Borrowers and their Restricted Subsidiaries are and will be assigning to the Agent for the benefit of the Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred such Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by such Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by the Agent to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Production Proceeds by the Agent to such Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Agent to collect other Production Proceeds thereafter.

(r) Hedging Contracts.

(i) Prior to the Effective Date, one or more Borrowers shall enter into, and thereafter maintain, one or more Hedging Contracts which are designed to hedge, provide a price floor for, or swap or otherwise sell

(A) at least fifty percent (50%) of the anticipated production from proved, developed producing reserves of crude oil and natural gas of the Borrowers and their Restricted Subsidiaries for the three year period following the Effective Date, provided that if the Market Hedge Price offered by any Qualified Hedging Counterparty for any month is less than 110% of the Bank Deck Price at the end of the immediately preceding Fiscal Quarter, the minimum required percentage for such month shall be zero percent (0%); and

(B) up to eighty-five percent (85%) of the anticipated production from proved, developed, producing reserves of crude oil and natural gas of the Borrowers and their Restricted Subsidiaries for the twelve month period immediately subsequent to any Fiscal Quarter.

(ii) Each Qualified Hedging Counterparty that has concluded a Hedging Contract shall promptly notify the Agent of the Early Termination, or its equivalent, of the Hedging Contract and the Agent shall promptly notify the Lenders of the same.

(iii) The Borrower’s Representative shall furnish to Agent within sixty (60) days following the end of each Fiscal Quarter a report (in a form to be agreed upon by the Borrowers and Agent) showing for each Borrower and its Restricted Subsidiaries (y) the scheduled production for its proved developed producing reserves of crude oil and natural gas for the next succeeding twelve calendar months, and (z) the notional volumes under each commodity Hedging Contract in place for such twelve month period with respect to oil and gas.

(iv) The report described in clause (iii) above shall (x) show scheduled production and the notional volumes for the Hedging Contracts for oil and gas separately, (y) include a calculation of the notional volumes under all Hedging Contracts as a percentage of scheduled production for oil and gas separately, and (z) be certified by an officer of such Restricted Person attesting to compliance with the limitations set forth in paragraph (i) directly above.

(s) Title. To the extent necessary to remain in compliance with the Continuing 85% Test, the Borrowers and their Restricted Subsidiaries shall, following completion of the initial title work under Section 8(d), cure all title defects or exceptions (except for Permitted Liens) affecting such Person’s Oil and Gas Real Properties which are in the Borrowing Base or substitute acceptable Collateral with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value, within thirty (30) days after a request by the Agent to cure such defects or exceptions. If the Borrowers are unable to cure any such title defect requested by the Agent to be cured within the thirty (30) day period, such failure to cure shall not be an Event of Default, but, only if necessary to cause the Borrowers to remain in compliance with the Continuing 85% Test, the Agent shall exclude the affected Oil and Gas Real Property from the Borrowing Base until such time as title is satisfactory to the Agent. Upon each redetermination of the Borrowing Base, the Agent shall inform the Borrowers of the aggregate percentage, calculated by Loan Value, of such Restricted Persons’ Oil and Gas Real Properties with respect to which the Agent has satisfactory Title Documents.

15. Negative Covenants. Without the prior written consent of the Required Lenders, each Borrower will at all times comply with the covenants contained in this section from the Effective Date and for so long as any part of this Agreement is in effect.

(a) Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

(b) Change of Control or Ownership. The Borrowers will not permit a Change of Control or a Change of Ownership.

(c) Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(i) the Obligations;

(ii) any Indebtedness owed by a Restricted Person (other than the Borrowers) to another Restricted Person;

(iii) Indebtedness owed by the Borrowers to another Restricted Person or by any Restricted Person to a third party which Indebtedness is subordinated to the Obligations upon terms and conditions satisfactory to the Agent in its sole and absolute discretion (herein called “Subordinated Indebtedness”);

(iv) Indebtedness outstanding under the instruments and agreements described on the Disclosure Schedule, including any renewals or extensions of such Indebtedness which do not increase the principal thereof;

(v) purchase money Indebtedness in an aggregate principal amount not to exceed the greater of (x) $3,000,000 or (y) 10% of the aggregate Loans outstanding under this Agreement at the time the purchase money Indebtedness is incurred, provided that the original principal amount of any such Indebtedness shall not be in excess of the purchase price of the asset acquired thereby and such Indebtedness shall be secured only by the acquired asset;

(vi) Permitted Hedging Debt;

(vii) Indebtedness owed by a Restricted Subsidiary subsequently acquired by the Borrowers, directly or through one of the Borrowers’ then existing Restricted Subsidiaries, which Indebtedness was not incurred in contemplation of the Borrowers’ acquisition of such Person and which Indebtedness is either unsecured or secured only by the assets of the acquired Person;

(viii) Indebtedness owed by AEI under the Senior Notes and the Senior Subordinated Notes and any refinancings thereof, on terms no less favorable to AEI than the terms of the Senior Notes and the Senior Subordinated Notes set forth in the Restructuring Plan (as determined by the Agent, which determination shall not be unreasonably withheld or delayed) except that in no event will the refinancing of the Senior Notes or the Senior Subordinated Notes result in the cash payment of interest with respect to such Notes or the occurrence of the maturity date of the Senior Notes or the Senior Subordinated Notes, in either case prior to the date that is 91 days after the Loan Maturity Date; and;

(ix) miscellaneous items of Indebtedness not described in subsections (i) through (vii) which do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $1,000,000 at any one time outstanding.

(d) Investments. No Borrower or Restricted Subsidiary will make any Investment other than:

(i) Permitted Investments;

(ii) Investments by any Borrower or Restricted Subsidiary in any other Restricted Person (other than AEI), and

(iii) Investments by the Borrowers in Unrestricted Subsidiaries up to an aggregate amount of $500,000.00. The Borrowers may make Investments in Unrestricted Subsidiaries in excess of $500,000.00 provided: (y) the Agent consents to such additional Investment, such consent not to be unreasonably withheld, and (z) at the time of such Investment an Event of Default or Borrowing Base Deficiency shall not have occurred and be continuing.

(e) Distributions. Except for: (i) cash dividends, cash redemptions and cash distributions (collectively “Distributions”) by any Borrower or Restricted Subsidiary to another Borrower or Restricted Subsidiary or (ii) Distributions by a Borrower in connection with a permitted redemption of its capital stock pursuant to Section 15(q), no Borrower or Restricted Subsidiary may pay or make Distributions to its shareholders, members or partners before July 27, 2006, and following July 27, 2006, a Borrower or Restricted Subsidiary may only pay cash dividends (i) if the ratio of (a) EBIDTA to (b) the sum of Cash Interest Expense plus any capital expenditures plus any principal payment (calculated using the total amount outstanding under the Revolving Commitment divided by three years) is at least 1.3 to 1.0 at the end of any Fiscal Quarter, based on the four consecutive Fiscal Quarters most recently ended, and (ii) there is no then existing and continuing Event of Default or Borrowing Base Deficiency, and such payment, when contemplated, on a pro forma basis for the four consecutive Fiscal Quarters most recently ended, would not cause and is not anticipated to cause a default of any covenant hereunder.

(f) Current Ratio. The Borrowers shall not allow their ratio of Current Assets to Current Liabilities to ever be less than 1.0 to 1.0 measured as of the last day of any Fiscal Quarter.

(g) Total Debt to EBITDA. The Borrowers shall not allow their ratio of Debt to EBITDA to exceed 2.50 to 1.0 measured as of the last day of any Fiscal Quarter.

(h) Ratio of EBITDA to Cash Interest Expense. The Borrowers shall not allow their ratio of EBITDA to Cash Interest Expense plus any dividends and distributions paid by Ascent Oil and Gas to ever be less than 2.50 to 1.0 measured as of the last day of any Fiscal Quarter.

(i) Method of Calculation. The financial ratios set forth in Subsections 15(e), 15(f), 15(g) and 15(h) above shall be calculated on a Consolidated basis for the period of the last four consecutive Fiscal Quarters preceding the date of determination. If during any relevant period, any Borrower or one of the Restricted Subsidiaries has acquired or acquires another Restricted Subsidiary or has merged or merges with another Person, such calculation shall be made on a pro forma basis as if the acquisition or merger had occurred on the first day of the relevant period of four Fiscal Quarters in question.

(j) Minimum Tangible Net Worth. The Borrowers shall not permit the Consolidated Tangible Net Worth of the Borrowers and their Restricted Subsidiaries as of the end of any Fiscal Quarter to be less than $170,000,000.

(k) Amendments to Basic Documents. No Borrower or Restricted Subsidiary will amend or modify any material provision of its articles of incorporation or bylaws (except to authorize additional shares of common or preferred stock) and AEI will not amend or modify any provision of the Indenture or Senior Notes in any way that materially affects the Borrowers or any Restricted Person (in the case of amendments to or modifications of the Indenture or Senior Notes, as determined by the Agent, which determination shall not be unreasonably withheld or delayed), provided that no such amendment or modification of the Indenture or Senior Notes will result in the cash payment of interest with respect to such Notes or the occurrence of the maturity date of the Senior Notes or the Senior Subordinated Notes, in either case prior to the date that is [91 days] after the Loan Maturity Date.

(l) Nature of Business. No Restricted Person will permit any material change to be made in the character of its business as carried on at the Effective Date or, if the Person becomes a Restricted Person after the Effective Date, at the date on which such Person becomes a Restricted Person. For the avoidance of doubt, AEI shall not engage in any activity other than in connection with the ownership of its shares of stock in Ascent Oil and Gas, except that AEI may form and own additional Subsidiaries (which are not also Subsidiaries of Ascent Oil and Gas), and the business activities of such Subsidiaries shall not be restricted in any manner by this Section 15(l).

(m) Transactions with Affiliates. No Borrower or Restricted Subsidiary will enter into any transaction with any Affiliate, except transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm’s length with an unrelated third party.

(n) Loans and Advances. No Borrower or Restricted Subsidiary shall make or permit to remain outstanding any loans or advances to any Person other than (i) loans to employees made in the ordinary course of business and not exceeding $10,000 to any single employee, (ii) loans or advances to Unrestricted Subsidiaries in an aggregate amount outstanding at any time of up to $1,000,000.00, and (iii) loans or advances to another Restricted Person as permitted under Section 15(c)(ii) and (iii).

(o) New Subsidiaries. No Borrower or Restricted Subsidiary will (i) create, or invest in, any new Restricted Subsidiaries, unless at the time of such creation or acquisition the new Restricted Subsidiary becomes a Guarantor and grants a first priority Lien in its Oil and Gas Properties in favor of the Agent on behalf of the Lenders or (ii) create or acquire an Unrestricted Subsidiary without providing 20 days’ prior notice to the Agent.

(p) Limitation on Mergers, Reincorporation. No Restricted Person will merge or consolidate with or into any other Person except that (i) any Restricted Subsidiary of any Borrower may be merged into or consolidated with another Restricted Subsidiary of any Borrower, so long as a Guarantor is the surviving business entity, (ii) any Restricted Subsidiary of any Borrower may be merged into or consolidated with any Borrower, so long as such Borrower is the surviving business entity, or (iii) any Restricted Subsidiary of any Borrower may be merged into or consolidated with another Person so long as the Restricted Subsidiary is the surviving business entity and immediately following such merger or consolidation no Event of Default exists, and provided further that the Agent receives prior written notice of any such merger or consolidation. No Borrower or Restricted Subsidiary shall reincorporate, change its state of organization, or change its entity status without thirty (30) days’ advance written notice to the Agent.

(q) Permitted Redemptions of Capital Stock. No Borrower or Restricted Subsidiary may redeem all or any part of its capital stock unless (i) such Restricted Person provides the Agent with thirty (30) days’ advance written notice of the redemption, (ii) on the effective date of the redemption, no Event of Default or Borrowing Base Deficiency exists, (iii) the redemption is funded exclusively with the proceeds of a new equity (common, preferred, convertible preferred, or equity linked securities) issuance, and (iv) such new equity issuance does not result in a Change of Ownership.

(r) Sale of Oil and Gas Properties. No Borrower or Restricted Subsidiary may sell any of its Oil and Gas Properties except (i) obsolete Oil and Gas Personal Property no longer required for such Restricted Person’s business operations, (ii) in compliance with Section 14(o), (iii) pursuant to a farm-out agreement in the ordinary course of business, (iv) as otherwise permitted by the Agent in writing; or (v) sales of hydrocarbons in the ordinary course of business.

16. Events of Default and Remedies.

(a) Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(i) The Borrowers fail to pay any principal or interest component of any Note when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, and, in the case of interest payments only, three (3) Business Days have elapsed since such payment was due;

(ii) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (i) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, and five (5) days have elapsed since such payment was due;

(iii) Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(iv) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 15 (other than (A) involuntary Liens created in violation of Section 15(a) or (B) Section 15(i));

(v) Any Restricted Person fails (other than as referred to in subsections (i), (ii), (iii) or (iv) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Agent to the Borrowers;

(vi) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(vii) Any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 11 for any reason and the Restricted Persons who are parties to such Loan Document do not cause such Loan Document to be reinstated as a valid, binding, and enforceable agreement within ten (10) days of notice from the Agent requesting such action;

(viii) Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any agreement or instrument, if such agreement or instrument is materially significant to the Borrowers or to the Borrowers and their Restricted Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(ix) Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $1,000,000, or (ii) breaches or defaults in the performance of any covenant or obligation (other than for the payment of money) in any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor and such nonpayment breach or default results in the acceleration of the Indebtedness in question;

(x) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) in excess of $100,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $100,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(xi) Any Restricted Person:

(A) suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty (60) days; or

(B) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(C) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(D) suffers the entry against it of a final judgment for the payment of money in excess of $1,000,000 (not covered by insurance satisfactory to the Agent in its reasonable discretion), unless the same is discharged within sixty (60) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(E) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within sixty (60) days after the entry or levy thereof or after any stay is vacated or set aside; and

(xii) there shall have occurred with respect to any Hedging Contract to which any Borrower is a party an “Event of Default,” a “Termination Event” or an “Additional Termination Date” (as defined in the applicable ISDA Master Agreement and any related Credit Support Annex or Schedule) which entitles the applicable Qualified Hedging Counterparty to terminate the Hedging Contract;

Upon the occurrence of an Event of Default described in subsections (xi)(A), (B) or (C) of this Section with respect to the Borrowers, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrowers and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of the Agent to arrange for the issuance of Letters of Credit shall be permanently terminated. During the continuance of any other Event of Default, Agent, if the Event of Default occurred under Subsection (xiii) of this Section, or the Required Lenders, if any other Event of Default, at any time and from time to time may, without notice to the Borrowers or any other Restricted Person, do either or both of the following: (1) terminate any obligation of the Lenders to make Loans hereunder and any obligation of the Agent to arrange for the issuance of Letters of Credit, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrowers and each Restricted Person who at any time ratifies or approves this Agreement.

(b) Remedies. If any Event of Default shall occur and be continuing, the Agent may protect and enforce the Agent’s or the Lenders’ rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and the Agent may enforce the payment of any Obligations due to the Agent or the Lenders or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon the Agent under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

17. The Agent.

(a) Appointment and Authority. Each Lender hereby irrevocably authorizes the Agent, and the Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of the Agent to the other Lenders is only that of one commercial lender acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute the Agent a trustee or other fiduciary for any Lender or any holder of any participation in a Note nor to impose on the Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of the Agent, the Agent shall not be required to exercise any discretion or take any action, and it may request instructions from the Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all the Lenders in so acting or refraining from acting) upon the instructions of the Required Lenders (including itself), provided, however, that the Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law. Upon receipt by the Agent from the Borrowers of any communication calling for action on the part of the Lenders or upon notice from any other Lender to the Agent of any Potential Event of Default or Event of Default, the Agent shall promptly notify each other Lender thereof.

Each Qualified Hedging Counterparty, hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the Security Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto and further authorizes the Agent, and the Agent hereby undertakes, to take all actions necessary to perfect and enforce such Qualified Hedging Counterparty’s security interest and Lien in the Collateral and to take all other actions and to exercise such powers under the Security Documents as are specifically delegated to the Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of the Agent to such Qualified Hedging Counterparty is only that of one commercial lender acting as collateral agent for others, and nothing in the Security Documents shall be construed to constitute the Agent a trustee or other fiduciary for any Qualified Hedging Counterparty nor to impose on the Agent duties and obligations other than those expressly provided for in the Security Documents. With respect to any matters not expressly provided for in the Security Documents and any matters which the Security Documents place within the discretion of the Agent, the Agent shall not be required to exercise any discretion or take any action, and it may request instructions from such Qualified Hedging Counterparty with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to such Qualified Hedging Counterparty in so acting or refraining from acting) upon the instructions of such Qualified Hedging Counterparty, provided, however, that the Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law.

(b) Exculpation, the Agent’s Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, INCLUDING THEIR NEGLIGENCE OF ANY KIND, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Lender and shall not be responsible to any other Lender, for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Restricted Person or to inspect the property (including the books and records) of any Restricted Person; (e) shall not be responsible to any other Lender, for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of each Restricted Person or, Lender in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, cable, or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

(c) Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any other Lender, made its own analysis of the Borrowers and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

(d) Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 18(c) hereof, but without limiting the obligations of the Borrowers under such section) ratably in accordance with their respective Percentage Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE AGENT); provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrowers under Section 18(c), to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrowers. The agreements contained in this section shall survive payment in full of the Loans and all other amounts payable under this Agreement.

(e) Non-Reliance on the Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the

Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Restricted Person or any of its Subsidiaries or Affiliates that may come into the possession of the Agent or any of its Affiliates.

(f) Rights as Lender. In its capacity as a Lender, the Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not the Agent. The Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Restricted Person or their Affiliates, all as if it were not the Agent hereunder and without any duty to account therefor to any other Lender.

(g) Sharing of Set-Offs and Other Payments. Each Lender agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against the Borrowers or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by the Agent under Section 6(a), causes such Lender to have received more than it would have received had such payment been received by the Agent and distributed pursuant to Section 6(a), then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all the Lenders to share all payments as provided for in Section 6(a), and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Agent and all the Lenders share all payments of Obligations as provided in Section 6(a); provided, however, that nothing herein contained shall in any way affect the right of any Lender to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. The Borrowers expressly consent to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal order to be paid on account of the possession of such funds prior to such recovery. It is not the intention of the parties hereto to require the sharing between Lenders, on the one hand, and Qualified Hedging Counterparties, on the other hand, of the payments of principal and interest and customary fees charged and received in the ordinary course of the transactions contemplated hereunder and under the Hedging Contracts, only for the sharing of any proceeds received or recovered in connection with (i) the liquidation of Collateral, (ii) the exercise of remedies hereunder, under any Loan Documents or the Hedging Contracts against Collateral, or (iii) attributable to rights of set off, banker’s liens, counterclaims or otherwise.

Upon (i) the occurrence of any Event of Default specified in Section 16(a) (other than any Event of Default under Section 16(a)(v)) or (ii) 30 days after the Agent or any Borrower has notified the Lenders of an Event of Default under Section 16(a)(v) if the Event of Default under subsection 16(a)(v) has not been cured or waived by the Lenders within such 30 day period or immediately if any time during the 30 day period referred to in this clause (ii) the Obligations have been accelerated, (each a “Sharing Event”), all amounts thereafter received or recovered under this Agreement, any other Loan Document or any Hedging Contract whether as a result of a payment by the Borrowers, the exercise of remedies by the Agent under any of the Loan Documents or the exercise of remedies by the Qualified Hedging Counterparty under any Hedging Contract, liquidation of Collateral or otherwise, shall be applied to the Borrowers’ outstanding Obligations (including the Close-out Amount, if any, then due and owing to a Qualified Hedging Counterparty under Hedging Contracts) on the basis of each Lender’s and the Qualified Hedging Counterparty’s then Liquidation Percentage Share. For the avoidance of doubt, no such amounts are to be shared with a Qualified Hedging Counterparty unless it is owed a Close-out Amount and no Qualified Hedging Counterparty is obliged to share with any other Lender (other than any amounts paid by the Borrowers to a Qualified Hedging Counterparty in reduction of its Close-out Amount) any amount received, or the proceeds of any collateral separately held by such Qualified Hedging Counterparty, under its Hedging Contracts.

(h) Properties. Whenever the Agent in good faith determines that it is uncertain about how to distribute to the Lenders any funds which it has received, or whenever the Agent in good faith determines that there is any dispute among the Lenders about how such funds should be distributed, the Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If the Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if the Agent is otherwise required to invest funds pending distribution to the Lenders, the Agent shall invest such funds pending distribution; all interest on any such Property shall be distributed upon the distribution of such Property and in the same proportion and to the same Persons as such Property. All moneys received by the Agent for distribution to the Lenders (other than to the Person who is the Agent in its separate capacity as a Lender) shall be held by the Agent pending such distribution solely as the Agent for such Lenders, and the Agent shall have no equitable title to any portion thereof.

(i) Benefit of Section 17. The provisions of this Section (other than Section 17(j)) are intended solely for the benefit of the Lenders, and no Restricted Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against any Lender. The Lenders may waive or amend such provisions as they desire without any notice to or consent of the Borrowers or any Restricted Person.

(j) Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Each such notice shall set forth the date of such resignation. Upon any such resignation and after consultation with the Borrowers, the Required Lenders shall have the right to appoint a successor to the Agent. If the successor Agent is already a Lender, the Borrowers’ prior approval shall not be required for the appointment of the successor Agent, but, if the successor Agent is not already a Lender, the Borrowers’ approval shall be required pursuant to Section 18(f) below. A successor must be appointed for the retiring Agent, and the Agent’s resignation shall become effective when such successor accepts such appointment. If, within thirty days after the date of the retiring Agent’s resignation, no successor has been appointed and has accepted such appointment, then the retiring Agent may appoint a successor Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the Laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder the provisions of this Section 17 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Loan Documents.

18. Miscellaneous Provisions.

(a) Exercise of Rights. The rights, powers and remedies of the Agent and the Lenders hereunder are cumulative and in addition to all rights, powers and remedies provided under any and all agreements between the Borrowers and the Agent and the Lenders relating hereto, at law, in equity or otherwise. Neither any delay nor any omission by the Agent and the Lenders to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right, power or remedy.

(b) Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be delivered to the party to whom such notice or communication is directed at the address of such party as follows:

(i) The Borrowers:	Ascent Oil and Gas Inc.
c/o Ascent Energy Inc.
1700 Redbud Boulevard, Suite 450
McKinney, Texas 75069
Attention: Eddie LeBlanc
Telephone No.: 972-547-7159
Facsimile No.: 972-547-6451

with a copy to:	Vinson & Elkins LLP
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002
Attention: Clifton S. Rankin
Telephone No.: 713-758-3210
Facsimile No.: 713-615-5162

(ii) The Agent:	Fortis Capital Corp.
15455 N. Dallas Parkway, Suite 1400
Addison, Texas 75001
Attention: Scott Myatt
Telephone No.: (214) 866-2522
Facsimile No.: (214) 754-5982

with a copy to:	Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attention: Robert S. Rendell
Telephone: 214-758-1514
Facsimile: 214-758-1550

Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or delivered by facsimile as aforesaid or, if mailed, on the third day after it is mailed by certified U.S. mail, return receipt requested addressed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this section.

(c) Expenses and Indemnity.

(i) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Borrowers will promptly (and in any event, within thirty (30) days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of the Agent (including without limitation reasonable attorneys’ fees, consultants’ fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, (4) monitoring or confirming (or preparation or negotiation of any document related to) the Borrowers’ compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all reasonable costs and expenses incurred by or on behalf of any Lender (including without limitation reasonable attorneys’ fees, consultants’ fees and accounting fees) in connection with the defense or enforcement of any of the Loan Documents (including this section) or the defense of any Lender’s exercise of its rights thereunder. In addition to the foregoing, until all Obligations have been paid in full, the Borrowers will also pay or reimburse the Agent for all reasonable out-of-pocket costs and expenses of the Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of the Agent, including travel and miscellaneous expenses and fees and expenses of the Agent’s outside counsel, reserve engineers and consultants engaged in connection with the Loan Documents.

(ii) Indemnity. The Borrowers agree to indemnify each Lender, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Lender or any other Person or any liabilities or duties of any Lender or any other Person with respect to Hazardous Materials found in or released into the environment).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER,

provided only that no Lender shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including the Borrowers or any of their Affiliates) ever alleges such gross negligence or willful misconduct by any Lender, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term “Lender” shall refer not only to each Person designated as such on the signature page but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

(d) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is a Borrower, by such Borrower, (ii) if such party is the Agent by the Agent, (iii) if such party is a Lender, by such Lender or by the Agent on behalf of the Lenders with the written consent of the Required Lenders (which consent has already been given as to the termination of the Loan Documents as provided herein and the releases of Liens under Section 8), and (iv) if such party is a Qualified Hedging Counterparty, by such Qualified Hedging Counterparty if the waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents relates to Sections 2(e), 8, 17 and/or 18 and adversely affects such Qualified Hedging Counterparty, in such Qualified Hedging Counterparty’s reasonable discretion. Notwithstanding the foregoing or anything to the contrary herein, the Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Sections 12 or 13, (2) increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Note, (4) postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for the Agent, the Lenders or any of them to take any particular action under the Loan Documents, (6) release the Borrowers from their obligation to pay such Lender’s Note or any Guarantor from its guaranty of such payment, (7) release any collateral except pursuant to Section 8(f), (8) modify or waive Section 15(e) relating to Distributions or (9) amend this Section.

(e) Acknowledgments and Admissions. Each Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the Effective Date, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the Effective Date, (iv) no Lender has any fiduciary obligation toward such Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between such Borrower and the other Restricted Persons, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender, (vii) the Agent is not such Borrower’s agent, but the Agent for the Lenders, (viii) without limiting any of the foregoing, such Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default or Potential Event of Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Potential Event of Default or any other provision of the Loan Documents, and (ix) all the Lenders have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(f) Joint and Several Liability; Parties in Interest; Assignments.

(i) All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Restricted Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of the Required Lenders. No Restricted Person shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If any Restricted Person at any time purchases some but less than all of the Obligations owed to all the Lenders, such purchaser shall not be entitled to any rights of any Lender under the Loan Documents unless and until such Restricted Person has purchased all of the Obligations.

(ii) No Lender shall sell any participation interest in its commitment hereunder or any of its rights under its Loans or under the Loan Documents to any Person unless the agreement between such Lender and such participant at all times provides: (i) that such participation exists only as a result of the agreement between such participant and such Lender and that such transfer does not give such participant any right to vote as a Lender or any other direct claims or rights against any Person other than such Lender, (ii) that such participant is not entitled to payment from any Restricted Person under Section 6 or Section 18(c) of amounts in excess of those payable to such Lender under such sections (determined without regard to the sale of such participation), and (iii) unless such participant is an Affiliate of such Lender, that such participant shall not be entitled to require such Lender to take any action under any Loan Document or to obtain the consent of such participant prior to taking any action under any Loan Document, except for actions which would require the consent of all the Lenders under Section 18(d). No Lender selling such a participation shall, as between the other parties hereto and such Lender, be relieved of any of its obligations hereunder as a result of the sale of such participation. Each Lender which sells any such participation to any Person (other than an Affiliate of such Lender) shall give prompt notice thereof to the Agent and the Borrowers, and, unless such sale is to an Affiliate of the selling Lender, such sale shall require the Borrowers’ prior approval which shall not be unreasonably withheld or delayed.

(iii) Except for sales of participations under the immediately preceding subsection, no Lender shall make any assignment or transfer of any kind of its commitments or any of its rights under its Loans or under the Loan Documents, except for assignments to an Eligible Assignee, and then only if such assignment is made in accordance with the following requirements:

(A) Unless the Assignee is an Affiliate of the assigning Lender, the Borrowers shall have given its written approval of the assignment, which approval shall not be unreasonably withheld or delayed.

(B) Each such assignment shall apply to all Obligations owing to the assignor Lender hereunder and to the unused portion of the assignor Lender’s commitments, so that after such assignment is made the assignor Lender shall have a fixed (and not a varying) Percentage Share in its Loans and Note and be committed to make that Percentage Share of all future Loans, the assignee shall have a fixed Percentage Share in such Loans and Note and be committed to make that Percentage Share of all future Loans, and the Percentage Share of the Revolving Commitment of both the assignor and assignee shall equal or exceed $5,000,000.

(C) The parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the “Register” (as defined below in this section), an Assignment and Assumption in the form of Exhibit D, appropriately completed, together with the Note subject to such assignment and a processing fee payable to the Agent of $2,500. Upon such execution, delivery, and payment and upon the satisfaction of the conditions set out in such Assignment and Assumption, then (1) the Borrowers shall issue new Notes to such assignor and assignee upon return of the old Notes to the Borrowers, and (2) as of the “Settlement Date” specified in such Assignment and Assumption the assignee thereunder shall be a party hereto and a Lender hereunder and the Agent shall thereupon deliver to the Borrowers and each Lender a schedule showing the revised Percentage Shares of such assignor Lender and such assignee Lender and the Percentage Shares of all other the Lenders.

(D) Each assignee Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, shall (to the extent it has not already done so) provide the Agent and the Borrowers with the “Prescribed Forms” referred to in Section 6(d)(iv).

(iv) Nothing contained in this section shall prevent or prohibit any Lender from assigning or pledging all or any portion of its Loans and Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided that no such assignment or pledge shall relieve such Lender from its obligations hereunder.

(v) By executing and delivering an Assignment and Assumption, each assignee Lender thereunder will be confirming to and agreeing with the Borrowers, the Agent and each other Lender that such assignee understands and agrees to the terms hereof, including Section 17 hereof.

(vi) The Agent shall maintain a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers and each Lender may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g) Governing Law. Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflicts of law. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or to the Notes. Each Borrower hereby irrevocably submits itself and each other Restricted Person to the jurisdiction of the state and federal courts sitting in the State of Texas and agrees and consents that service of process may be made upon it or any Restricted Person in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under Texas or federal law. Any legal proceeding arising out of or in any way related to any of the Loan Documents shall be brought and litigated exclusively in the United States District Court for the Northern District of Texas, Dallas Division to the extent it has subject matter jurisdiction, and otherwise in the Texas District Courts sitting in Dallas County, Texas. The parties hereto hereby waive and agree not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in an inconvenient forum or that the venue thereof is improper, and further agree to a transfer of any such proceeding to a federal court sitting in the State of Texas to the extent that it has subject matter jurisdiction, and otherwise to a state court in Dallas, Texas.

(h) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

(i) Maximum Rate of Interest. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Note(s) any amount of interest in excess of the Maximum Rate of interest permitted to be charged by applicable law, and in the event the Lenders ever receive, collect or apply as interest any such excess, or if an acceleration of the maturities of any Note(s) or if any prepayment by the Borrowers results in the Borrowers having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note(s) for which such excess was received, collected or applied. If the principal balance of such Notes is paid in full, any remaining excess shall be paid immediately to the Borrowers. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, the Borrowers and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Note(s) so that the interest rate is uniform throughout the term of the Notes; provided that if the Notes are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received during the actual period of existence thereof exceeds the Maximum Rate, the holders of the Notes shall refund to the Borrowers the amount of such excess or credit the amount of such excess against the principal amount due thereunder. In such event, no holder of the Notes will be subject to any penalties provided by any laws for contracting for, charging for or receiving interest in excess of the Maximum Rate.

(j) Confidentiality. Each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by or on behalf of the Borrowers and their Subsidiaries pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which a Lender is a party, (iv) to any assignee or participant permitted by this Agreement so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section, or (v) to counsel for to any Lender or any participant or assignee (or prospective participant or assignee) permitted by this Agreement.

(k) Intentionally Omitted.

(l) Multiple Counterparts. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

(m) Conflict. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.

(n) Survival. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Note(s) or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

(o) Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that the Borrowers may not, without the prior written consent of the Lenders, assign any rights, powers, duties or obligations hereunder.

(p) Other Agreements.

(i) THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(ii) BORROWERS ACKNOWLEDGE AND AGREE THAT THE STATEMENT SET FORTH IN THIS SECTION SATISFIES THE REQUIREMENTS OF SECTION 26.02 OF THE BUSINESS AND COMMERCE CODE OF THE STATE OF TEXAS AND SHALL BE DEEMED INCORPORATED INTO THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS BY BORROWERS WITH, TO OR IN FAVOR OF BANK.

(q) Waiver of Jury Trial. To the extent permitted by Law, the Lenders and the Borrowers hereby knowingly, voluntarily, and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements

(whether verbal or written) or actions of such Persons or the Borrowers. This provision is a material inducement for the Lenders entering into this Agreement and the other Loan Documents.

(r) Amendment and Restatement. As of the Effective Date, this Agreement amends and restates in its entirety the Existing Loan Agreement, provided that, (a) such amendment and restatement shall operate to renew, amend and modify the rights and obligations of the parties under the Existing Loan Agreement as provided herein, but shall not act as a novation thereof, and (b) the Liens securing the Obligations under and as defined in the Existing Loan Agreement shall not be extinguished, but shall be carried forward and shall secure such obligations and indebtedness as renewed, amended, restated and modified hereby. The Borrowers hereby agree that (i) the Loans outstanding under the Existing Loan Agreement and all accrued and unpaid interest thereon, (ii) all Letters of Credit issued and outstanding under the existing Loan Agreement, and (iii) all accrued and unpaid fees under the Existing Loan Agreement shall be deemed to be outstanding under and payable by this Agreement.

(s) Release. As further consideration and to induce Agent and each Lender to enter into this Agreement, each Borrower and AEI hereby compromises, releases and discharges Agent and each Lender, and their respective directors, members, managers, officers, shareholders, agents, employees, representatives, attorneys, and their respective heirs, legal representatives, successors and assigns (collectively, the “Lending Parties”) from any and all claims, demands, causes of action, remedies, suits, judgments, damages, expenses and liabilities (collectively, “Claims”) of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity, or under statute, which any Borrower or AEI has against the Lending Parties which may have arisen at any time on or prior to the Effective Date in connection with, arising out of or related to the Loans, the Existing Loan Agreement, and all instruments, documents, and agreements executed in connection therewith, or the enforcement or attempted enforcement by Lending Parties of any of their rights, remedies, or recourse related thereto.

(t) USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Lender in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASCENT OIL AND GAS INC., as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

SOUTH LOUISIANA PROPERTY HOLDINGS, INC., as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

ASCENT ENERGY HOLDINGS, INC., as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

ASCENT ENERGY LOUISIANA, LLC, as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

ASCENT GP, LLC, as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

ASCENT LP, LLC, as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

ASCENT OPERATING, L.P., as Borrower

By:	Ascent GP, LLC, its general partner

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

PONTOTOC ACQUISITION CORP. as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

PONTOTOC PRODUCTION COMPANY, INC., as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

OKLAHOMA BASIC ECONOMY CORPORATION, as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

PONTOTOC HOLDINGS, INC., as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

PONTOTOC GATHERING, L.L.C., as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

DYNE EXPLORATION COMPANY, as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

ASCENT RESOURCES WV, INC., as Borrower

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

Agreed and Accepted:

ASCENT ENERGY INC.

By:	/s/ Eddie M. LeBlanc
Name:	Eddie M. LeBlanc
Title:	Vice President, Secretary & Treasurer

FORTIS CAPITAL CORP., as Agent and Lender

By:	/s/ C. Roberts
Name:	C. Roberts
Title:	Managing Director

By:	/s/ Scott Myatt
Name:	Scott Myatt
Title:	Vice President

HIBERNIA NATIONAL BANK

By:	/s/ Nancy G. Moragas
Name:	Nancy G. Moragas
Title:	Vice President

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Scott L. Joyce
Name:	Scott L. Joyce
Title:	Vice President

STERLING BANK

By:	/s/ David W. Phillips
Name:	David W. Phillips
Title:	Senior Vice President

COMPASS BANK

By:	/s/ Dorothy Marchand
Name:	Dorothy Marchand
Title:	Senior Vice President

FORTIS ENERGY LLC, as Qualified Hedging Counterparty and as Lender for the purposes set forth in Sections 2(e), 8, 17 and 18 above

By:	/s/ David Jones
Name:	David Jones
Title:	President

By:	/s/ Derek Pisani
Name:	Derek Pisani
Title:	Director of Operations

ANNEX A

	Percentage Share	Revolving Commitment	Acquisition Commitment
Fortis Capital Corp.	30%	$30,000,000	$1,500,000
Hibernia National Bank	20%	$20,000,000	$1,000,000
The Royal Bank of Scotland plc	20%	$20,000,000	$1,000,000
Sterling Bank	15%	$15,000,000	$750,000
Compass Bank	15%	$15,000,000	$750,000

	100%	$100,000,000	$5,000,000

ANNEX B

Organization Chart

ANNEX C

Lending Offices

FORTIS CAPITAL CORP.

Domestic Lending Office:

15455 N. Dallas Parkway, Suite 1400
Addison, Texas 75001
Attention: Scott Myatt
Fax: 214-754-5982
E-mail: Scott.Myatt@fortiscapitalusa.com

Eurodollar Lending Office:

15455 N. Dallas Parkway, Suite 1400
Addison, Texas 75001
Attention: Scott Myatt
Fax: 214-754-5982
E-mail: Scott.Myatt@fortiscapitalusa.com

HIBERNIA NATIONAL BANK

Domestic Lending Office:

313 Carondolet Street
10th Floor – Energy Maritime Department
New Orleans, Louisiana 70130
Attention: Nancy Moragas
Fax: 504/533-5434
E-mail: nmoragas@hibernia.com

Eurodollar Lending Office:

313 Carondolet Street
10th Floor – Energy Maritime Department
New Orleans, Louisiana 70130
Attention: Nancy Moragas
Fax: 504/533-5434
E-mail: nmoragas@hibernia.com

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THE ROYAL BANK OF SCOTLAND plc

Domestic Lending Office:

101Park Avenue, 12th Floor
New York, NY 10178
Attention: Christine Xu
Fax: 212-401-1494
E-mail: Christine.Xu@rbos.com

Eurodollar Lending Office:

101Park Avenue, 12th Floor
New York, NY 10178
Attention: Christine Xu
Fax: 212-401-1494
E-mail: Christine.Xu@rbos.com

STERLING BANK

Domestic Lending Office:

2550 North Loop West, Suite 800
Houston, TX 77092
Attention: Cheri Allen
Fax: 713-507-7908
E-mail: Cheri.Allen@banksterling.com

Eurodollar Lending Office:

2550 North Loop West, Suite 800
Houston, TX 77092
Attention: Cheri Allen
Fax: 713-507-7908
E-mail: Cheri.Allen@banksterling.com

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COMPASS BANK

Domestic Lending Office:

24 Greenway Plaza, Suite 1400A
Houston, TX 77046
Attention: Dorothy Marchand
Fax: 713-968-8292
E-mail: Dorothy.Marchand@compassbnk.com

Eurodollar Lending Office:

24 Greenway Plaza, Suite 1400A
Houston, TX 77046
Attention: Dorothy Marchand
Fax: 713-968-8292
E-mail: Dorothy.Marchand@compassbnk.com

FORTIS ENERGY LLC

Domestic Lending Office:

520 Madison Avenue
New York, NY 10022
Attention: Derek Pisani
Fax: 212-891-2697
E-mail: Derek.Pisani@fbfinance.com

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